Exhibit 2.1

CONFIDENTIAL

EQUITY PURCHASE AGREEMENT

BY AND AMONG

AMERICOLD REALTY TRUST,

CHILLER HOLDCO, LLC,

BLOCKER,

AND

THE SELLERS ON THE SIGNATURE PAGES HERETO

DATED AS OF APRIL 16, 2019

i

4.19	Suppliers	49
4.20	Insurance	50
4.21	Related Party Transactions	50
4.22	Brokers or Finders	50
4.23	Food Matters	50
4.24	Representations Regarding ZM	51
4.25	No Other Representations or Warranties	51
ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING BUYER		51
5.1	Formation and Good Standing	51
5.2	Authority and Enforceability	51
5.3	Noncontravention	52
5.4	Consents and Governmental Authorizations	52
5.5	Litigation	52
5.6	Accredited Investor	52
5.7	Investment Entirely for Own Account	52
5.8	Brokers and Finders	53
5.9	Financial Ability	53
5.10	Solvency	54
5.11	Independent Investigation; No Reliance	54
5.12	No Other Representations or Warranties	55
ARTICLE VI COVENANTS		55
6.1	Cooperation	55
6.2	Access; Confidentiality	56
6.3	Conduct of Business	57
6.4	Publicity	60
6.5	Directors’ and Officers’ Indemnification	61
6.6	Financing Cooperation	62
6.7	Debt Financing	65
6.8	Tax Matters	67
6.9	Books and Records	71
6.10	Confidentiality	71
6.11	Risk of Loss; Condemnation and Casualty	72
6.12	Interim Financials	72
6.13	Exclusivity	73
6.14	Notice of Certain Events	73
6.15	Termination of Certain Agreements	73
6.16	Consents	74
ARTICLE VII CONDITIONS TO BUYER’S OBLIGATIONS		74
7.1	Representations and Warranties	74
7.2	Covenants	74
7.3	No Injunction	74
7.4	Closing Certificate	74
7.5	Material Adverse Effect	75
7.6	Affiliate Agreements	75

7.7	Consent	75
7.8	Deliveries	75
ARTICLE VIII CONDITIONS TO THE SELLERS’ OBLIGATIONS		75
8.1	Representations and Warranties	75
8.2	Covenants	75
8.3	No Injunction	75
8.4	Closing Certificate	75
8.5	Deliveries	75
ARTICLE IX TERMINATION		76
9.1	Termination of Agreement	76
9.2	Procedure Upon Termination	77
9.3	Effect of Termination	77
ARTICLE X ADDITIONAL AGREEMENTS		77
10.1	No Reliance	77
10.2	Survival	79
10.3	Release	79
ARTICLE XI MISCELLANEOUS		80
11.1	Further Assurances	80
11.2	Notices	80
11.3	Entire Agreement	82
11.4	Specific Performance	82
11.5	Expenses	83
11.6	No Right of Set-Off	84
11.7	Amendments	84
11.8	Assignments; No Third-Party Rights	84
11.9	Waiver	85
11.10	Severability	85
11.11	Governing Law; Jurisdiction; Venue; No Trial by Jury	85
11.12	Time of Essence	86
11.13	Construction	86
11.14	Incorporation by Reference	86
11.15	Headings	86
11.16	Counterparts	86
11.17	Sellers’ Representative	87
11.18	Non-Recourse	88
11.19	Representation	89

ANNEXES, SCHEDULES AND EXHIBITS

Annex A	Accounting Principles
Schedule A	Net Working Capital
Exhibit A	Reorganization
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Resignation Letter
Exhibit D	Non-Solicitation Agreement

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of April 16, 2019 (the “Effective Date”), is made by and among Chiller Holdco, LLC, a Delaware limited liability company (the “Company”), the Persons set forth on the signature pages hereto under the heading “Holdco Sellers” (the “Holdco Sellers”), BCP VII Chiller 892/US T-E Feeder L.P., a Delaware limited partnership (“Blocker”), BCP VII Chiller 892/US T-E Feeder Holdings L.P., a Delaware limited partnership (“Blocker Seller” and together with the Holdco Sellers, the “Sellers”), the Sellers’ Representative, and Americold Realty Trust, a Maryland real estate investment trust (“Buyer”).

RECITALS

WHEREAS, as of the date hereof, the Holdco Sellers directly own all of the issued and outstanding membership interests (the “Membership Interests”) in the Company;

WHEREAS, as of the date hereof, Blocker owns 22.30% of the equity interests of Blackstone Capital Partners VII NQ LP (“BCP VII”), which in turn owns 89.09% of the equity interests of BCP Chiller Aggregator L.L.C. (“Aggregator”), which in turn owns 73.28% of the Membership Interests;

WHEREAS, prior to the Closing, the Company, Blocker, Blocker Seller, BCP VII and Aggregator shall consummate certain transactions (such transactions, as described on Exhibit A hereto, the “Reorganization”) pursuant to which as of immediately prior to the Closing, the Holdco Sellers and Blocker shall collectively hold all of the issued and outstanding Membership Interests;

WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase all of the issued and outstanding stock of Blocker (the “Blocker Shares”) as of immediately following the Reorganization and prior to the Closing, and Blocker Seller desires to sell all of the issued and outstanding stock of Blocker held by Blocker Seller to Buyer (the “Blocker Sale”);

WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to cause Blocker to purchase all of the Membership Interests held by the Holdco Sellers as of immediately following the Blocker Sale, and the Holdco Sellers desire to sell all of the Membership Interests held by the Holdco Sellers to Blocker;

WHEREAS, on and subject to the terms and conditions set forth in this Agreement, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, the Membership Interests and the Blocker Shares, as applicable, in exchange for the consideration set forth herein; and

WHEREAS, the Company, Blocker, the Sellers and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement, and also to prescribe various conditions to the Closing of the transactions contemplated by this Agreement (the “Transactions”), as set forth in, and subject to the provisions of, this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. For the purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Accountant” has the meaning set forth in Section 2.5(c).

“Accountant Dispute Notice” has the meaning set forth in Section 2.5(c).

“Accounting Principles” means those principles set forth on Annex A hereto.

“Accrued Litigation Reserve Amount” means an amount equal to $100,000.

“Acquisition Date” means either the date of the closing of the transactions contemplated by (a) the ZM Merger Agreement or (b) the Cloverleaf Acquisition Agreement, as applicable.

“Acquisition Proposal” means any inquiry, proposal or offer involving: (a) the acquisition or purchase of any equity interests or assets of the Company or (b) the reorganization, liquidation, dissolution or similar transaction involving the acquisition of any equity interests or assets of the Company, in either case, other than the Transactions.

“Adjustment Escrow Amount” means $4,000,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in the Escrow Agreement.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the portfolio companies of investment funds or accounts organized, managed or advised by The Blackstone Group L.P. or its Affiliates shall not be deemed to be Affiliates of The Blackstone Group L.P.

“Aggregator” has the meaning set forth in the Recitals hereto.

“Agreement” has the meaning set forth in the Preamble hereto.

“Allocation Schedule” has the meaning set forth in Section 6.8(e)(ii).

“Ancillary Agreements” means, collectively, the Escrow Agreement, the Confidentiality Agreement, and the Non-Solicitation Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 4.16(d).

“Balance Sheet” has the meaning set forth in Section 4.5(a).

“Base Purchase Price” means $1,241,521,461.

“BCP VII” has the meaning set forth in the Recitals hereto.

“Blocker” has the meaning set forth in the Preamble hereto.

“Blocker Sale” has the meaning set forth in the Recitals hereto.

“Blocker Shares” has the meaning set forth in the Recitals hereto.

“Blocker Seller” has the meaning set forth in the Preamble hereto.

“Business” means the business conducted by the Company and its Subsidiaries as of the Effective Date.

“Business Day” means any day other than a Saturday or a Sunday, or a day on which banks located in New York, New York generally are authorized or required by applicable Law to close.

“Buyer” has the meaning set forth in the Preamble hereto.

“Buyer Disclosure Schedules” means the disclosure schedules to this Agreement delivered by Buyer to the Sellers’ Representative as of the Effective Date.

“Buyer Releasers” has the meaning set forth in Section 10.3(a).

“Buyer-Prepared Tax Returns” has the meaning set forth in Section 6.8(b)(ii).

“Captive Insurance Program” means the reinsurance program facilitated by Columbus Insurance Ltd., a Cayman Island exempted company, in which certain Subsidiaries of the Company (other than ZM and its Subsidiaries) are participants.

“Cash” means the cash and cash equivalents (in each case determined in accordance with the Accounting Principles) of the Company and its Subsidiaries, which shall include: (i) checks received but not cleared and deposits in transit of the Company and its Subsidiaries; (ii) the restricted cash of Monmouth Property Development, LLC used for the administration of the NMTC Arrangements in accordance with the terms of the long-term debt loan agreements to which such entity is a party; (iii) certificates of deposit; (iv) the cash invested in connection with the Captive Insurance Program; and (v) the tax credits related to Investark, reduced by any outstanding checks, wires or other payments made or initiated as of such time that have not yet cleared the Company’s bank account(s). For the avoidance of doubt, Cash does not include CMBS Cash.

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash” means Cash of the Company and its Subsidiaries as of immediately prior to the Closing.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Indebtedness” means the Indebtedness of the Company and its Subsidiaries on a consolidated basis as of immediately prior to the Closing.

“Closing Net Working Capital” means Net Working Capital of the Company and its Subsidiaries as of immediately prior to the Closing. For the avoidance of doubt, Closing Net Working Capital shall be calculated without duplication of any amounts included in Closing Cash, Closing Indebtedness, Growth Capex Expenditures or Transaction Expenses.

“Closing Statement” has the meaning set forth in Section 2.5(a).

“Cloverleaf Acquisition Agreement” means that certain Membership Interest Purchase Agreement, dated November 9, 2017, by and among Aggregator and the Selling Parties (as such term is defined therein), as the same maybe amended, restated or modified.

“CMBS Breakage Costs” means the penalties, costs, fees, spread maintenance and premiums incurred pursuant to the prepayment of the CMBS Loan.

“CMBS Cash” means the cash and cash equivalents held for the administration of the CMBS Loan in accordance with the terms of the CMBS Loan Documents.

“CMBS Loan” means the Indebtedness described on Section 1.1(a) of the Company Disclosure Schedules.

“CMBS Loan Documents” means the loan documents related to the CMBS Loan as more particularly described on Section 1.1(b) of the Company Disclosure Schedules.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble hereto.

“Company Disclosure Schedules” has the meaning set forth in Article IV.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority and Enforceability), Section 4.4(a) and Section 4.4(c) (Capitalization and Ownership) and Section 4.22 (Brokers or Finders).

“Company Intellectual Property” has the meaning set forth in Section 4.10.

“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA), including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any Pension Plan, any Title IV Plan, any Multiemployer Plan and any other plan, policy, program, Contract, agreement or arrangement providing compensation or benefits, including health, welfare, retiree or post-employment, employment, individual consulting, severance or other termination pay or benefits, change in control, sale, transaction, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, savings, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of equity or incentive compensation, in each case, sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries, or with respect to or under which the Company or any of its Subsidiaries has any Liability.

“Company Requisite Regulatory Approvals” means those Governmental Authorizations set forth in Section 4.3 of the Company Disclosure Schedules.

“Company Systems” means the information technology equipment, computer firmware, hardware and software (whether general or special purpose) and other similar items of automated, computerized and/or software systems used or relied upon by the Company and each of its Subsidiaries.

“Company Title Insurance Search Reports” means copies of certain title insurance policies and title insurance commitments uploaded to the Data Room with respect to all of the Owned Real Property or real property ground leased by the Company not less than forty-eight (48) hours prior to the time this Agreement is executed.

“Confidentiality Agreement” has the meaning set forth in Section 6.2(b).

“Consent” means any approval, consent, ratification, waiver or other authorization of a third party.

“Contract” means any legally binding contract or agreement, lease, sublease, license, commitment, memo of understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other similar instrument.

“Data Room” means the virtual data room established by Merrill Corporation on behalf of the Company and its Subsidiaries and made accessible to Buyer.

“Data Security Requirements” means, insofar as related to the conduct of the business of the Company or any of its Subsidiaries or to any privacy, security or security breach notification requirements, Company Systems, or matters relating to data privacy, protection or security: (a) all applicable Laws and any related security breach notification requirements; (b) the Company’s and its Subsidiaries’ own respective rules, policies, and procedures; (c) industry standards for the industries in which the Company or any of its Subsidiaries operates that apply to the activities of the Company or any of its Subsidiaries; and (d) agreements to which the Company or any of its Subsidiaries is bound.

“Debt Commitment Letter” has the meaning set forth in Section 5.9(a).

“Debt Financing” has the meaning set forth in Section 5.9(a).

“Debt Financing Conditions” has the meaning set forth in Section 5.9(a).

“Debt Financing Source” means the Persons that have committed to provide or arrange or have otherwise entered into agreements in connection with the Debt Financing, including the parties to any debt commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ current and future officers, directors, employees, attorneys, partners (general or limited), controlling parties, advisors, members, managers, accountants, consultants, agents and representatives and funding sources of each of the foregoing, their respective successors and assigns.

“Designated Confirmation Notice” has the meaning set forth in Section 1.1(c) of the Company Disclosure Schedules.

“Designated Confirmation Notice Deadline” means the earlier of (i) July 16, 2019 and (ii) the date of delivery of the Designated Confirmation Notice. For the avoidance of doubt, the Designated Confirmation Notice Deadline may be met prior to or following the Closing Date.

“Designated Counterparty” has the meaning set forth in Section 1.1(c) of the Company Disclosure Schedules.

“Designated Escrow Amount” means an amount equal to (i) $6,750,000, if the Designated Confirmation Notice is not delivered by the Sellers prior to the Closing Date or (ii) $0, if the Designated Confirmation Notice is delivered by the Sellers prior to the Closing Date.

“Designated Escrow Fund” means the Designated Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in the Escrow Agreement.

“Downward Adjustment Amount” has the meaning set forth in Section 2.5(f).

“Economic Sanctions” has the meaning set forth in Section 4.16(e).

“Effective Date” has the meaning set forth in the Preamble hereto.

“Employee” means an employee of the Company or any of its Subsidiaries.

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, license, lease or other possessory interest, lien, option, pledge, hypothecation, security interest, right of first refusal, limitation or restriction of any kind or nature whatsoever (whether absolute or contingent).

“Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a Proceeding at law or in equity).

“Environmental Law” means any Law or Judgment relating to pollution or protection of the environment or natural resources or to public or worker health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of Hazardous Materials, (b) air, water and noise pollution, (c) groundwater or soil contamination, (d) the release or threatened release into the environment of Hazardous Materials, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Hazardous Materials, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles or (g) the protection of wetlands.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means SunTrust Bank.

“Escrow Agreement” means the escrow agreement, by and among the Sellers’ Representative, solely in its capacity as agent for the equity holders of the Company, Buyer and the Escrow Agent, substantially in the form attached hereto as Exhibit B.

“Estimated Closing Statement” has the meaning set forth in Section 2.2(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.2(a).

“Ex-Im Laws” means any U.S. Law or Judgment relating to export controls, re-export controls, import and customs regulations, or transfer or re-transfer controls, including the Export Administration Regulations and the customs Laws and Judgments administered by the U.S. Customs and Border Protection.

“Excluded Taxes” means the aggregate liability, unpaid as of the Closing Date, for (i) income Taxes of the Company or any of its Subsidiaries with respect to any Tax period or portion thereof ending on or before the Closing Date (or for any Tax period beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 6.8(d)) to the portion of such period beginning before and ending on the Closing Date) for which Tax Returns have not yet been filed, provided, that, such Taxes shall be calculated in accordance with the past practice (including reporting positions, elections and accounting methods), (ii) the unpaid Taxes of any Person (other than the Company or any of its Subsidiaries) for which the Company or any of its Subsidiaries is liable under Treasury Regulations 1.1502-6 (or any similar provision of applicable Law) as a result of the membership of the Company or any of its Subsidiaries in any consolidated, combined, or unitary Tax group before the Closing, and (iii) the unpaid Taxes of any Person (other than the Company or its Subsidiaries) for which the Company or any of its Subsidiaries is liable as a transferee or successor, by Contract, or otherwise, which Taxes relate to an event or transaction occurring before the Closing; provided, that, for purposes of determining (i) through (iii) above, as applicable, (A) all deductions of the Company and its Subsidiaries attributable to the transactions contemplated hereby (including, without limitation, any deductions attributable to Transaction Expenses or amounts included in Indebtedness) shall be taken into account, (B) any overpayment of Taxes or credit of Taxes resulting from overpayment of Taxes in a prior taxable period (in each case, including estimated Taxes) as of the Closing Date that reduces liability for income Taxes in a Pre-Closing Tax Period shall be taken into account, (C) any financing or refinancing arrangements entered into at any time by or at the direction of Buyer or any of its Affiliates in connection with the transactions contemplated hereby shall not be taken into account, (D) any income Taxes with respect to transactions resulting solely from actions of Buyer (or any Affiliate thereof) occurring outside the ordinary course of business on the Closing Date, after the time of the Closing, shall not be taken into account, (E) any deferred tax liabilities shall be excluded and (F) any Racking and Refrigeration Method Change Tax shall be excluded.

“Final Closing Cash” means Preliminary Closing Cash, as finally determined pursuant to Section 2.5.

“Final Closing Indebtedness” means Preliminary Closing Indebtedness, as finally determined pursuant to Section 2.5.

“Final Closing Net Working Capital” means Preliminary Closing Net Working Capital, as finally determined pursuant to Section 2.5.

“Final Growth Capex Expenditures” means Preliminary Growth Capex Expenditures, as finally determined pursuant to Section 2.5.

“Final Purchase Price” has the meaning set forth in Section 2.5(d).

“Final Transaction Expenses” means Preliminary Transaction Expenses, as finally determined pursuant to Section 2.5.

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Financing” has the meaning set forth in Section 6.6(a).

“Food Claim” means any Proceeding by any Person alleging Liability arising out of, based on or resulting from: (i) the presence, release of, or exposure to, any food contaminants or adulterants, pests, mold, microbial agents or foreign objects in or related to food or food packaging; (ii) any actual or alleged non-compliance with or Liability or obligation under any Food Laws or term or condition of any permit, license, registration, or certification required pursuant to Food Laws; (iii) any food product recall, seizure or investigation or food processing facility shut down; or (iv) any “form 483” notices, warning letters or citations issued by any Governmental Authority having jurisdiction over food safety, food labeling or food advertising matters.

“Food Laws” means all Laws, Judgments, Governmental Authorizations, certifications, or other legally binding requirements of any Governmental Authorities, in each case, relating to or imposing Liability or standards of conduct with respect to food safety or quality, industrial hygiene (relating to food processing facilities), human health (including public health) relating to food consumption, food contamination, or the development, testing, manufacture, production, handling, packaging, labeling, transportation, distribution, importing, exporting, storage, sale or marketing/advertising of food and related products, including the Federal Food, Drug and Cosmetic Act, Federal Meat Inspection Act, Poultry Products Inspection Act, Egg Products Inspection Act, Organic Foods Production Act, Agricultural Marketing Act, Federal Trade Commission Act, California’s Safe Water and Toxic Enforcement Act of 1986, state unfair competition and deceptive trade practices statutes, other analogous Laws, and the implementing regulations of the United States Food and Drug Administration, United States Department of Agriculture, United States Federal Trade Commission, and any other foreign, federal, state or local equivalent.

“Fraud” means a knowing and intentional misrepresentation of a representation or warranty made in Article III, Article IV or Article V by a party hereunder, as applicable, with the specific intent to induce another party to execute this Agreement and consummate the Transactions contemplated by this Agreement and upon which such other party reasonably relied and as a result of which suffered Losses.

“Fund Uses” has the meaning set forth in Section 5.9(d).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied at the Company and each of its Subsidiaries.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature or (f) arbitral body (public or private).

“Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance, qualification or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Governmental Prohibition” has the meaning set forth in Section 7.3.

“Growth Capex Expenditures” means the aggregate out-of-pocket costs and expenses set forth in the Growth Capex Plan actually paid in cash by the Company and its Subsidiaries through 12:01 a.m. Eastern Time on the Closing Date.

“Growth Capex Plan” means the projects and corresponding budgets for each project identified in Section 1.1(d) of the Company Disclosure Schedules.

“Hazardous Material” means any material, waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant, or for which Liability or standards of conduct may be imposed, under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition, ammonia and polychlorinated biphenyls.

“HCERA” has the meaning set forth in Section 4.13(j).

“Healthcare Reform Laws” has the meaning set forth in Section 4.13(j).

“Holdco Sellers” has the meaning set forth in the Preamble hereto.

“Improvements” has the meaning set forth in Section 4.9(d).

“Indebtedness” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, hedging or swap arrangements or similar contracts or instruments, (c) for the deferred purchase price or in respect of a company or business pursuant to any acquisition of assets, property, goods or services (other than trade payables, or accruals incurred in the Ordinary Course of Business or in connection with the Growth Capex Expenditures or related commitments) and with respect to any conditional sale, title retention, consignment or similar arrangements, (d) under capital leases or sale-leaseback financing obligations, (e) by which such Person assured a creditor against loss, including performance bonds, letters of credit and bankers’ acceptances, in each case to the extent drawn upon or currently payable and not contingent, (f) for all outstanding severance or retention obligations with respect to any employee or consultant that has been terminated prior to the Closing, (g) for all obligations owed to current and former employees and their dependents under any pension plan (but for the avoidance of doubt not including any Simplified Employee Pension Individual Retirement Account), (h) in respect of that certain amount of indebtedness set forth on Section 1.1(e) of the Company Disclosure Schedules, (i) in respect of the CMBS Loan including the CMBS Breakage Costs net of CMBS Cash, (j) in the nature of guarantees of the obligations described in clauses (a) through (h) above of any other Person, in each case excluding intercompany indebtedness, (j) for fifty percent (50%) of all transfer Taxes incurred in connection with the consummation of the Transactions, (k) for the Accrued Litigation Reserve Amount and (l) for the Excluded Taxes.

“Indemnified Individuals” has the meaning set forth in Section 6.5(a).

“Insurance Policies” has the meaning set forth in Section 4.20.

“Intellectual Property” means all intellectual property rights and other proprietary rights, including all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded: (a) patents and applications for patents and all related reissuances, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) copyrights, copyright registrations, copyrightable works and all other corresponding rights; (c) mask works, mask work registrations and mask work applications and all other corresponding rights; (d) trademarks, service marks, logos, trade dress, trade names, Internet addresses, domain names, social media identifiers, handles and profiles and all other indicia of source or origin, related registrations, registration applications, and renewals and all goodwill associated with any of the foregoing; (e) inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, methodologies, strategies, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation and other proprietary information of every kind; (f) computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; and (g) databases and data collections.

“Judgment” means any order, injunction, judgment, decree, ruling, writ, determination, assessment or arbitration award of any Governmental Authority or arbitrator.

“Key Employee” means an Employee whose annual base compensation as of the Closing Date is $250,000 per year or more.

“Kirkland” has the meaning set forth in Section 11.19.

“Knowledge” means the actual knowledge, after reasonable inquiry, as of the date hereof, of the individuals set forth in Section 1.1(f) of the Company Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law, common law or principle of common law.

“Leased Real Property” has the meaning set forth in Section 4.9(b)(i).

“Leases” has the meaning set forth in Section 4.9(b)(i).

“Lender Designated Sections” has the meaning set forth in Section 11.7.

“Liability” means liabilities, debts or other obligations of any nature, whether known or unknown, asserted or unasserted, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise.

“Losses” has the meaning set forth in Section 6.5(a).

“Material Adverse Effect” means any change, effect, occurrence or circumstance that individually or in the aggregate (i) has had or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (ii) is, or is reasonably likely to be, materially adverse to the ability of the Company and Sellers to consummate the Transactions on a timely basis; provided, however, that no change, effect, occurrence or circumstance resulting from, relating to or arising out of any of the following shall constitute or be taken into account in determining whether there has been a Material Adverse Effect pursuant to the foregoing clause (i): (a) changes in U.S. or non-U.S. economic, market or political conditions, including any shutdown of any Governmental Authority, (b) changes in the financial, credit, banking, currency or capital markets or changes in currency exchange rates or interest rates or currency fluctuations, (c) changes in any of the industries in which the Company operates regardless of geographic region, (d) the announcement of this Agreement, or the announcement or taking of any action expressly required or permitted hereby, including by reason of the identity of Buyer or to obtain any approval or authorization from any Governmental Authority for the consummation of the Transactions, and the impact thereof on relationships with employees, customers, suppliers, landlords or other counterparties, (e) changes in accounting standards or practices (including GAAP) or interpretations thereof, (f) any outbreak or escalation of hostilities, declared or undeclared events of war, events of terrorism or any other U.S. or non-U.S. crisis or emergency, (g) changes resulting from any natural disasters, calamities, pandemics or other force majeure events, (h) changes in Laws or interpretations thereof by any Governmental Authority, (i) any failure of the Company to meet any internal or industry financial estimates, forecasts or projections for any period (provided, however, that any change, effect, occurrence or circumstance that caused or contributed to such failure to meet any projections, forecasts or estimates shall not be excluded under this clause (i)), (j) actions or omissions taken with the express written prior consent, or at the request, of Buyer, or (k) the availability or cost of equity, debt or other financing to Buyer; provided that any change, effect, occurrence or circumstance referred to in clauses (a), (b), (c), (e), (f), (g) and (h) above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such change has a disproportionately adverse effect on the Company compared to other participants in the industries in which the Company conducts its business.

“Material Contract” has the meaning set forth in Section 4.11(a).

“Membership Interests” has the meaning set forth in the Recitals hereto.

“Multiemployer Plan” has the meaning set forth in Section 4.13(c).

“Net Working Capital” means (a) the consolidated current assets of the Company and its Subsidiaries that are included in the line item categories of current assets specifically identified under “working capital assets” on Schedule A attached hereto, minus (b) the consolidated current liabilities of the Company and its Subsidiaries that are included in the line item categories of current liabilities specifically identified under “working capital liabilities” on Schedule A hereto, determined in accordance with the Accounting Principles. Notwithstanding anything to the contrary herein, in no event shall “Net Working Capital” include any amounts to the extent included in Cash, Indebtedness, Growth Capex Expenditures, commitments made with respect to the Growth Capex Expenditures, or Transaction Expenses.

“NMTC Arrangements” means all those written agreements to which any of the Subsidiaries of the Company is a party and which evidence the material terms of the New Market Tax Credit arrangements with respect to that certain Owned Real Property located at 1 Cloverleaf Drive, Monmouth, Illinois (the “Monmouth Property”) or a direct or indirect interests in the Monmouth Property, including all amendments, supplements and side letters thereto.

“Non-Recourse Party” has the meaning set forth in Section 11.18.

“Non-Solicitation Agreement” means that the Non-Solicitation Agreement, dated as of the date hereof, by and between Buyer and Blackstone Management Partners L.L.C., attached hereto as Exhibit D.

“Notice of Disagreement” has the meaning set forth in Section 2.5(b).

“Option Contribution Amount” means $3,390,000.

“Ordinary Course of Business” means the conduct of the Business in a manner substantially consistent with the past practice of such business.

“Organizational Documents” means, collectively, the governing documents of an entity, including, as applicable, its charter, bylaws, limited liability company agreement, partnership agreement, operating agreement or any similar document.

“Outside Date” has the meaning set forth in Section 9.1(a).

“Owned Real Property” has the meaning set forth in Section 4.9(a)(i).

“Ownership Percentage” means (i) with respect to the Holdco Sellers, 80.13% and (ii) with respect to Blocker, 19.87%.

“Pass-Through Tax Return” means any income Tax Return of the Company and its Subsidiaries for any Pre-Closing Tax Period in respect of which items of income, deduction, credit, gain or loss are passed through, directly or indirectly, to the Sellers (or their direct or indirect owners) under applicable Law.

“Payoff Letters” means, for each instrument of Repaid Indebtedness, payoff letters from the holder of each such instrument of Repaid Indebtedness, in customary form and substance, indicating that upon payment of the specified amount provided therein, (a) all obligations with respect to such instrument of Repaid Indebtedness shall be satisfied (other than contingent obligations not due and owing), (b) such creditor releases all Encumbrances and other security interests related to such instrument of Repaid Indebtedness and (c) such holder agrees to execute and deliver Uniform Commercial Code termination statements and such other documents or endorsements necessary to release its Encumbrances and other security interests in the assets, properties and securities of the Company or any of its Subsidiaries, as applicable.

“Pension Plan” has the meaning set forth in Section 4.13(b).

“Permitted Encumbrances” means (a) statutory liens for Taxes not yet due or payable or the validity or amount of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations which are not yet due and payable, that are not yet subject to penalties for delinquent nonpayment, or the validity or amount of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, or pledges, deposits or other liens securing the performance of bids, trade contracts or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) and in each case that (i) do not render title of the Real Property unmarketable, (ii) do not affect the current use, value, occupancy or current operation or enjoyment thereof or (iii) for which appropriate available funds have been allocated for the satisfaction of the same; (c) any zoning, building code, land use, planning, entitlement, environmental or similar Laws, regulations, rules, ordinances and requirements imposed by any Governmental Authority having jurisdiction over the Real Property which are not violated by the current use or occupancy of any Real Property or the operation of the Business thereon and that do not or would not reasonably be expected to materially impair the use or occupancy of such Real Property; (d) the interests of lessors in equipment or leasehold fixtures and improvements leased or loaned to the Company or any of its Subsidiaries; (e) with respect to any Owned Real Property or Leased Real Property, any matters which are expressly disclosed by a survey of such Real Property made available to Buyer or are expressly disclosed in the Company Title Insurance Search Reports; (f) Encumbrances upon personal property under equipment leasing arrangements entered into in the Ordinary Course of

Business; (g) Encumbrances disclosed in Section 1.1(g) of the Company Disclosure Schedules; (h) Encumbrances securing Indebtedness disclosed in Section 1.1(g) of the Company Disclosure Schedules; (i) as to the shares of beneficial interest or capital stock of any entity (including the Membership Interests and Blocker Shares), transfer restrictions and similar provisions contained in the Organizational Documents, Contracts disclosed in Section 1.1(g) of the Company Disclosure Schedules or, for entities other than the Company, the Organizational Documents of such entity, other than with respect to the Real Property; (j) Encumbrances arising under securities or blue sky Laws of any jurisdiction, other than with respect to the Real Property; (k) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business; (l) any Encumbrances that will be discharged or released either prior to, or substantially simultaneous with, the Closing; (m) Encumbrances arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder; and (n) any such other Encumbrances, imperfections of title and other similar matters that do not, individually or in the aggregate, materially and adversely impair the current use and enjoyment of any material property or assets of the Company and its Subsidiaries.

“Person” means any individual or any entity, including a corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, joint stock company, estate, trust, association, organization or Governmental Authority.

“Positive Adjustment Cap” means $20,000,000.

“Positive Adjustment Items” means (i) in respect of the calculation of the Estimated Purchase Price, each of (x) Closing Cash, (y) (1) the amount, if any, by which Closing Net Working Capital exceeds Target Net Working Capital (which shall be a positive number) or (2) the amount, if any, by which Target Net Working Capital exceeds Closing Net Working Capital (which shall be a negative number) and (z) Growth Capex Expenditures and (ii) in respect of the calculation of the Final Purchase Price, each of (x) Final Closing Cash, (y) (1) the amount, if any, by which Final Closing Net Working Capital exceeds Target Net Working Capital (which shall be a positive number) or (2) the amount, if any, by which Target Net Working Capital exceeds Final Closing Net Working Capital (which shall be a negative number) and (z) Final Growth Capex Expenditures.

“PPACA” has the meaning set forth in Section 4.13(j).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Preliminary Closing Cash” has the meaning set forth in Section 2.5(a).

“Preliminary Closing Indebtedness” has the meaning set forth in Section 2.5(a).

“Preliminary Closing Net Working Capital” has the meaning set forth in Section 2.5(a).

“Preliminary Growth Capex Expenditures” has the meaning set forth in Section 2.5(a).

“Preliminary Transaction Expenses” has the meaning set forth in Section 2.5(a).

“Proceeding” means any action, arbitration, audit, charge, examination, proceeding, investigation, hearing, litigation, mediation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, Tax Authority or arbitrator.

“Proceeds” has the meaning set forth in Section 6.11(a).

“Purchase Price” means an amount equal to (a) Base Purchase Price, plus (b) Closing Cash, minus (c) Closing Indebtedness, plus (d) the amount, if any, by which Closing Net Working Capital exceeds Target Net Working Capital, minus (e) the amount, if any, by which Target Net Working Capital exceeds Closing Net Working Capital, plus (f) Growth Capex Expenditures, minus (g) Transaction Expenses.

“Qualified Plan” has the meaning set forth in Section 4.13(b).

“Racking and Refrigeration Method Change” means any change in a method of federal, state or local income Tax accounting, whether undertaken by the Company, Buyer or their respective Subsidiaries or Affiliates, required to cause any asset of the Company or its Subsidiaries that constitutes a racking structure or system or refrigeration equipment (including compressors, evaporators, ducting and other associated machinery) to be depreciated for income Tax purposes as “nonresidential real property” within the meaning of Section 168(e)(2)(B) of the Code (or any comparable provision of state or local Tax Law).

“Racking and Refrigeration Method Change Tax” means any Tax of the Company, Buyer or their respective Subsidiaries or Affiliates for any Tax period resulting from the Racking and Refrigeration Method Change or any taxable income required to be included as a result thereof, including any Tax imposed under Treasury Regulations Section 1.337(d)-7.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Regarded Tax Contest” has the meaning set forth in Section 6.8(b)(ii).

“Related Party” means (a) any Affiliates of the Company (other than any wholly owned Subsidiary of the Company), (b) The Blackstone Group L.P. and any of its Affiliates and (c) any officer, director, trustee, employee, or, with respect to any entity that is a partnership, partner of the Company (or any Subsidiary thereof) or The Blackstone Group L.P.

“Reorganization” has the meaning set forth in the Recitals hereto.

“Repaid Indebtedness” means the aggregate principal amount and accrued and unpaid interest of Indebtedness of the Company and its Subsidiaries pursuant to the instruments set forth on Section 1.1(h) of the Company Disclosure Schedules.

“Representatives” means a Person’s directors, trustees, officers, agents, attorneys, accountants, advisers and representatives.

“Restoration of the Property” has the meaning set forth in Section 6.11(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Fundamental Representations” means the representations and warranties of the Sellers set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.4 (Ownership of Membership Interests and Blocker Shares) and Section 3.5 (Brokers or Finders).

“Seller Releasers” has the meaning set forth in Section 10.3(b).

“Seller Tax Contest” has the meaning set forth in Section 6.8(b)(iii).

“Seller-Prepared Tax Return” has the meaning set forth in Section 6.8(b)(i).

“Sellers” has the meaning set forth in the Preamble hereto.

“Sellers Disclosure Schedules” has the meaning set forth in Article III.

“Sellers Requisite Regulatory Approvals” means those Governmental Authorizations set forth in Section 3.3 of the Sellers Disclosure Schedules.

“Sellers’ Representative” means Aggregator, solely in its capacity as the authorized representative of the Sellers.

“Significant Customers” has the meaning set forth in Section 4.18.

“Significant Supplier” has the meaning set forth in Section 4.19.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries. When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company; provided that all references to the Company’s Subsidiaries in Article IV, except as expressly set forth therein, shall exclude ZM and its Subsidiaries.

“Substitute Debt Financing” has the meaning set forth in Section 6.7(b).

“Target Net Working Capital” means $719,000.

“Tax Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Law” means any Law with respect to Taxes.

“Tax Liability” means any Liability with respect to Taxes.

“Tax Returns” means any returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means all taxes, assessments, levies, duties, fees, charges and other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, unclaimed property, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of a similar kind imposed by any Governmental Authority.

“Title IV Plan” has the meaning set forth in Section 4.13(c).

“Transaction Expense Invoices” means documents that confirm that, upon payment of the respective amounts specified in the Estimated Closing Statement, each Person that is to be paid in accordance with such Estimated Closing Statement will have been paid in full for all Transaction Expenses applicable to such Person.

“Transaction Expenses” means (a) the legal, accounting, financial advisory, and other advisory or consulting fees and expenses incurred and payable by the Company or its Subsidiaries in connection with the Transactions, in each case to the extent not paid at or prior to the Closing by the Company or its Subsidiaries, (b) all transaction, change of control bonuses, severance obligations and similar payments triggered solely by the Transactions and payable to any persons by the Company or any of its Subsidiaries in connection with the consummation of the Transactions, and the obligations described on Section 1.1(i) of the Company Disclosure Schedules, (c) the Company’s share of payroll, social security, Medicare and unemployment Taxes arising out of the payment of the items under clause (b), (d) the Option Contribution Amount, (e) all accrued interest, premiums, penalties and other fees and expenses that are required to be paid by such Persons in respect of the foregoing, (f) 50% of the fees and expenses of the Escrow Agent, and (g) 100% of the fees and expense of the “tail” insurance policy purchased in accordance with Section 6.5(d).

“Transaction Tax Treatment” has the meaning set forth in Section 6.8(e)(i).

“Transactions” has the meaning set forth in the Recitals hereto.

“Upward Adjustment Amount” has the meaning set forth in Section 2.5(e).

“WARN Act” has the meaning set forth in Section 4.14(d).

“Willful Breach” has the meaning set forth in Section 9.3.

“WMA” has the meaning set forth in Section 1.1(c) of the Company Disclosure Schedule.

“ZM” means Zero Mountain, Inc., an Arkansas corporation.

“ZM Merger Agreement” means the Agreement and Plan of Merger, dated December 28, 2018, by and among Cloverleaf Cold Storage, LLC, CCS Frost, LLC, ZM, and Mark B. Rumsey, in his capacity as Selling Parties Representative thereunder, as the same maybe amended, restated or modified.

“ZM Note Amount” means an amount equal to the aggregate amount due and payable under the ZM Notes.

“ZM Notes” has the meaning set forth in Section 1.1(j) of the Company Disclosure Schedules.

1.2 Interpretation. Unless the context clearly indicates otherwise: (a) each definition herein includes the singular and the plural, (b) each reference herein to any gender includes the masculine, feminine and neuter where appropriate, (c) the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) each reference in this Agreement to a particular Article, Section, Annex, Exhibit or Schedule means an Article or Section of, or an Annex, Exhibit or Schedule to, this Agreement, unless another agreement is specified, (f) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as it may from time to time be amended, supplemented or otherwise modified, (g) the use of “or” is not intended to be exclusive unless expressly indicated otherwise, (h) the words “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if,” (i) all references to “$” or “Dollars” shall mean United States Dollars, (j) all references to payments in cash or in immediately available funds shall mean payments in United States Dollars, (k) all references to time zones shall mean United States time zones, (l) the terms “day” and “days” shall mean and refer to calendar day(s), and (m) the terms “made available,” “provided” or other similar terms used in this Agreement mean, with respect to any document or information, that the same has been made available or otherwise accessible to Buyer prior to the date of this Agreement (including the Cloverleaf Acquisition Agreement and the ZM Merger Agreement). For the avoidance of doubt, the uncapitalized term “material adverse effect” is intended to have a different meaning than the capitalized term “Material Adverse Effect” defined in Section 1.1.

ARTICLE II

SALE AND PURCHASE OF MEMBERSHIP INTERESTS AND BLOCKER SHARES

2.1 Purchase and Sale of Membership Interests and Blocker Shares. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein, at the Closing, (a) first, the Blocker Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from the Blocker Seller, all of Blocker Seller’s right, title and interest in and to the Blocker Shares, free and clear of all Encumbrances, and (b) second, the Holdco Sellers shall sell, convey, transfer, assign and deliver to Blocker, and Blocker shall purchase from the Holdco Sellers, all of Holdco Sellers’ right, title and interest in and to the Membership Interests, free and clear of all Encumbrances.

2.2 Estimated Closing Statement; Payments at Closing.

(a) Estimated Closing Statement. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Estimated Closing Statement”), setting forth the Company’s good faith calculation of (i) Purchase Price (the “Estimated Purchase Price”), (ii) Closing Cash, (iii) Closing Indebtedness, (iv) Closing Net Working Capital, (v) Growth Capex Expenditures and (vi) Transaction Expenses, in each case together with reasonable supporting detail as to each of the calculations; provided that notwithstanding the foregoing calculations of the actual Positive Adjustment Items, the sum of such Positive Adjustment Items for which Buyer shall be responsible for pursuant to Section 2.2(b) shall in no event exceed the Positive Adjustment Cap. The Estimated Closing Statement shall be prepared in accordance with the Accounting Principles and shall also set forth the amount to be paid to each Seller at the Closing pursuant to Section 2.2(b). Buyer shall be entitled to comment on and request reasonable changes to the Estimated Closing Statement and the Company shall consider in good faith any changes Buyer proposes to the Estimated Closing Statement and revise such statement if, based on its good faith assessment, such changes are warranted; provided, that in case of any disagreement between the parties, in no case shall such discussions delay the Closing and the amounts set forth in the Estimated Closing Statement shall be used to consummate the Closing. The Payoff Letters and the Transaction Expense Invoices will be attached to the Estimated Closing Statement.

(b) Payments at Closing. At the Closing, Buyer shall:

(i) pay to the Company, by wire transfer in immediately available U.S. funds to an account or accounts designated by the Company in writing at least three (3) Business Days in advance of the Closing Date, an amount equal to the ZM Note Amount, which the Company shall immediately pay to the holders of the ZM Notes as part of the ZM Note Settlement;

(ii) pay to the Holdco Sellers, on behalf of Blocker, by wire transfer in immediately available U.S. funds to an account or accounts designated by the Holdco Sellers in writing at least three (3) Business Days in advance of the Closing Date, an amount equal to (A) the Estimated Purchase Price minus the Adjustment Escrow Amount, minus the Designated Escrow Amount, multiplied by (B) the Holdco Sellers’ Ownership Percentage;

(iii) pay to Blocker Seller, by wire transfer in immediately available U.S. funds to an account or accounts designated by Blocker Seller in writing at least three (3) Business Days in advance of the Closing Date, an amount equal to (A) the Estimated Purchase Price minus the Adjustment Escrow Amount, minus the Designated Escrow Amount, multiplied by (B) the Blocker’s Ownership Percentage;

(iv) deliver to the Escrow Agent the Adjustment Escrow Amount and the Designated Escrow Amount by wire transfer in immediately available U.S. funds;

(v) on behalf of the Company and its Subsidiaries, pay to the holders of Repaid Indebtedness an amount equal to the amount specified in the Payoff Letters for the applicable holder thereof by wire transfer as designated by the Sellers’ Representative on behalf of the Company in writing at least three (3) Business Days in advance of the Closing Date (and for avoidance of doubt, the Indebtedness in respect of the ZM Notes shall be satisfied pursuant to Section 2.2(b)(i)); and

(vi) on behalf of the Sellers, the Company and its Subsidiaries, pay the parties to whom the Transaction Expenses shall be paid an amount equal to the amount specified in the Transaction Expense Invoices attached to the Estimated Closing Statement by wire transfer to the accounts as designated by the Sellers’ Representative in writing at least three (3) Business Days in advance of the Closing Date.

2.3 Closing. The closing of the Transactions upon the terms and subject to the conditions set forth herein (the “Closing”) shall be directed from the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 at 10:00 a.m. Eastern Time as soon as practicable, but no later than two (2) Business Days after the first date on which all the conditions to Closing set forth in Article VII and Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions in accordance with Article VII or Article VIII, respectively) shall have been satisfied or waived, or at such other time, place and date as Buyer and the Sellers’ Representative may mutually agree; provided that in no event shall Buyer be obligated to consummate the Closing prior to the date that is ten (10) Business Days following the date of this Agreement. The date on which the Closing occurs is referred to as the “Closing Date.”

2.4 Closing Obligations. At the Closing:

(a) Sellers’ Closing Deliveries. The Sellers shall deliver, or shall cause to be delivered to Buyer:

(i) a non-foreign affidavit, dated as of the Closing Date, duly executed by (A) Blocker Seller in accordance with Section 1445 of the Code and (B) each Holdco Seller in accordance with Sections 1445 and 1446(f)(2) of the Code;

(ii) a certificate duly executed by an executive officer of the Company and by the Sellers’ Representative, reasonably satisfactory to Buyer, certifying that the conditions with respect to Buyer’s obligations under this Agreement set forth in Section 7.1, Section 7.2 and Section 7.5 have been satisfied;

(iii) a copy of the Escrow Agreement duly executed by the Sellers’ Representative and the Escrow Agent;

(iv) the Estimated Closing Statement;

(v) true and complete copies of the resolutions adopted by the appropriate governing bodies of the Sellers and the Company, respectively, authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(vi) evidence of the resignations, effective as of the Closing, of each of the Company’s and its Subsidiaries’ directors, limited liability company managers, or officers set forth in Section 2.4(a)(vi) of the Buyer Disclosure Schedules in the form attached hereto as Exhibit C; and

(vii) in respect of any named insured entity that is not transferred, directly or indirectly, to Buyer hereunder, a waiver of all rights under any representations and warranties insurance policies obtained in connection with the transactions contemplated by the Cloverleaf Acquisition Agreement and the ZM Merger Agreement), including, without limitation, the right to recover any and all “losses” (as such term is defined in the foregoing policies) under such policies for claims made prior to Closing.

(b) Buyer’s Closing Deliveries. Buyer shall deliver, or cause to be delivered:

(i) to the Company, the payment pursuant to Section 2.2(b)(i);

(ii) to the Holdco Sellers, the payment pursuant to Section 2.2(b)(i);

(iii) to Blocker Seller, the payment pursuant to Section 2.2(b)(iii);

(iv) to the Escrow Agent, the payment pursuant to Section 2.2(b)(iv);

(v) to the applicable Persons, the payments pursuant to Section 2.2(b)(v) and Section 2.2(b)(vi);

(vi) a certificate duly executed by an executive officer of Buyer reasonably satisfactory to the Sellers’ Representative, certifying that the conditions with respect to the Sellers’ obligations under this Agreement set forth in Section 8.1 and Section 8.2 have been satisfied; and

(vii) to the Sellers, a copy of the Escrow Agreement duly executed by Buyer and the Escrow Agent.

2.5 Purchase Price Adjustment.

(a) Closing Statement. As soon as practicable, but in any event no later than sixty (60) days, after the Closing Date, Buyer shall deliver to the Sellers’ Representative a statement, together with reasonable supporting detail (the “Closing Statement”), setting forth Buyer’s good faith calculation of: (i) Purchase Price, (ii) Closing Cash (the “Preliminary Closing Cash”), (iii) Closing Indebtedness (the “Preliminary Closing Indebtedness”), (iv) Closing Net Working Capital (the “Preliminary Closing Net Working Capital”), (v) Growth Capex Expenditures (the “Preliminary Growth Capex Expenditures”), and (vi) Transaction Expenses (the “Preliminary Transaction Expenses”). The Closing Statement shall be prepared in accordance with the Accounting Principles. After the delivery of the Closing Statement, the Sellers’ Representative and its Representatives shall be permitted reasonable access during normal business hours to review the books and records of the Company and its Subsidiaries and the working papers of Buyer, the Company, and the independent accountants, if any, relating to the preparation of the Closing Statement and the calculation of the Purchase Price, Preliminary Closing Cash, Preliminary Closing Indebtedness, Preliminary Closing Net Working Capital, Preliminary Growth Capex Expenditures and Preliminary Transaction Expenses therein, as well as the relevant books and records of the Company and Buyer, and shall be provided with reasonable access to the current and former personnel and advisers of Buyer and the Company who were involved in the preparation of the Closing Statement in order to ask questions and receive answers regarding the Closing Statement and related matters. Buyer shall not, and shall cause the Company and its Subsidiaries not to, take any action to limit the Sellers’ Representative’s reasonable access to the books and records of, and the current and former personnel and advisors of, the Company and its Subsidiaries.

(b) Closing Statement Review. If the Sellers’ Representative disagrees with Buyer’s calculation of any item in the Closing Statement delivered pursuant to Section 2.5(a), the Sellers’ Representative may, within forty-five (45) days after delivery thereof, deliver a notice to Buyer disagreeing with such calculation and which specifies the Sellers’ Representative’s calculation of such amount and in reasonable detail the Sellers’ Representative’s grounds for such disagreement (the “Notice of Disagreement”). The Notice of Disagreement shall specify those items or amounts as to which the Sellers’ Representative disagrees, and the Sellers’ Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement delivered pursuant to Section 2.5(a). If the Notice of Disagreement shall be duly delivered pursuant to this Section 2.5(b), Buyer and the Sellers’ Representative shall, during the thirty (30) days following such delivery, work in good faith to resolve any differences that they may have with respect to the matters in the Notice of Disagreement. If Sellers’ Representative does not deliver a Notice of Disagreement to Buyer within forty-five (45) days after Buyer delivers the Closing Statement, then the Sellers’ Representative shall be deemed to have agreed with all items and amounts contained in the Closing Statement.

(c) Closing Statement Dispute Resolution. If Buyer and the Sellers’ Representative are unable to reach such agreement during the thirty (30) days following the Sellers’ Representative’s delivery of the Notice of Disagreement pursuant to Section 2.5(b), then such disputes shall be referred to PricewaterhouseCoopers or another firm of independent accountants of internationally recognized standing reasonably satisfactory to Buyer and the Sellers’ Representative (the “Accountant”). The Sellers’ Representative and Buyer shall each enter into a customary engagement letter with the Accountant. The Sellers’ Representative and Buyer shall furnish the Accountant with a statement setting forth the items from the Notice of Disagreement which are still in dispute (the “Accountant Dispute Notice”) and the position, including the specific amount proposed, of each of the Sellers’ Representative and Buyer with respect to each such disputed item. In resolving such dispute, the Accountant shall (i) consider only those items or amounts in the Closing Statement as to which the Sellers’ Representative has disagreed in the Notice of Disagreement, (ii) act as an arbitrator and not as an expert and (iii) make a final determination based solely on written materials submitted by Buyer and the Sellers’ Representative in accordance with this Agreement (i.e., not on the basis of an independent review). The Accountant shall be instructed by Buyer and the Sellers’ Representative to use its commercially reasonable efforts to deliver to Buyer and the Sellers’ Representative, as promptly as practicable, in any event no more than forty-five (45) days after referral, a report setting forth its determination of the appropriate amount of each of the line items in the Closing Statement as to which there is disagreement as specified in the Accountant Dispute Notice, including a description of the basis for such determination. In the absence of fraud, bad faith or manifest error, such report shall be final and binding upon the parties. With respect to each disputed line item, such determination, if not in accordance with the position of either the Sellers’ Representative or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Sellers’ Representative and Buyer in the Accountant Dispute Notice with respect to such disputed line item. For the avoidance of doubt, the Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Accountant Dispute Notice that are in dispute. The Sellers’ Representative and Buyer shall, and shall cause their respective Representatives to, cooperate and assist in such review conducted by the Accountant, including making available books, records and personnel. Neither Buyer, the Sellers’ Representative, Sellers, the Company nor any of their respective Representatives shall engage in any ex parte communications with the Accountant. The fees and expenses of the Accountant shall be paid by the Sellers’ Representative on behalf of the Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Sellers or Buyer, respectively, bears to the aggregate amount actually contested by the Sellers’ Representative and Buyer.

(d) Final Purchase Price. For purposes of this Agreement, (the “Final Purchase Price” means the amount equal to (i) Base Purchase Price, plus (ii) Final Closing Cash, minus (iii) Final Closing Indebtedness, plus (iv) the amount, if any, by which Final Closing Net Working Capital exceeds Target Net Working Capital, minus (v) the amount, if any, by which Target Net Working Capital exceeds Final Closing Net Working Capital, plus (vi) Final Growth Capex Expenditures, minus (vii) Final Transaction Expenses; provided that notwithstanding the foregoing calculations of the actual Positive Adjustment Items, the sum of such Positive Adjustment Items for which Buyer shall be responsible for pursuant to Section 2.5 shall in no event exceed the Positive Adjustment Cap.

(e) Upward Post-Closing Adjustment. If the Final Purchase Price is greater than the Estimated Purchase Price (such amount, an “Upward Adjustment Amount”), Buyer shall pay each of the Sellers, in accordance with their respective Ownership Percentage, the Upward Adjustment Amount by wire transfer in immediately available U.S. funds. In such event, the Escrow Agent shall pay each of the Sellers, in accordance with their respective Ownership Percentage, all funds in the Adjustment Escrow Fund.

(f) Downward Post-Closing Adjustment. If the Estimated Purchase Price is greater than the Final Purchase Price (such amount, a “Downward Adjustment Amount”), then Buyer shall be entitled to claim solely from the Adjustment Escrow Fund an amount of cash equal to the lesser of (i) the remaining amount of the Adjustment Escrow Fund and (ii) the Downward Adjustment Amount, and Buyer and the Sellers’ Representative shall promptly deliver a joint written instruction to the Escrow Agent instructing it to release such amount to Buyer. In the event that the amount of funds in the Adjustment Escrow Fund exceeds the Downward Adjustment Amount, then the Escrow Agent shall, after paying the Downward Adjustment Amount to Buyer, pay each of the Sellers, in accordance with their respective Ownership Percentage, the remaining amount of funds in the Adjustment Escrow Fund.

(g) Designated Escrow Fund. Upon expiration of the Designated Confirmation Notice Deadline, the Escrow Agent shall pay each of the Sellers, in accordance with their respective Ownership Percentage, the funds in the Designated Escrow Fund; provided, in the event that, prior to the expiration of the Designated Confirmation Notice Deadline, (i) the representation in clause (A) of the second sentence of Section 4.18 with respect to the Designated Counterparty in connection with the WMA was untrue as and when made and (ii) the Designated Counterparty terminates the WMA pursuant to Section 1.4 thereof, then, upon either the joint written instructions of the Parties or a final order of a court of competent jurisdiction, the Escrow Agent shall pay to Buyer the funds in the Designated Escrow Fund.

(h) Payments. Any payment required pursuant to Section 2.5(e), Section 2.5(f) or Section 2.5(g) shall be made as soon as practicable, and in any case within five (5) Business Days after the party or parties required to make such payment receives payment instructions from the other party (with the Sellers’ Representative acting on behalf of all Sellers to deliver and receive such instructions).

2.6 Withholding Rights. Notwithstanding any provision contained herein to the contrary, Buyer, the Company and the Escrow Agent shall be entitled to deduct and withhold from the consideration or any payment otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law, including United States federal, state, local or foreign Tax Law, provided that if Buyer reasonably believes that any withholding is required with respect to a payment under this Agreement, then it shall provide written notice to the Sellers’ Representative at least three (3) Business Days prior to making such payment and shall cooperate to the extent commercially reasonable with the Sellers’ Representative to reduce or eliminate any required withholding. If Buyer, the Company or the Escrow Agent so withholds and pays such withheld amounts to the applicable Governmental Authority, any amounts withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom Buyer, the Company or the Escrow Agent, as applicable, made such deduction and withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers severally, and not jointly and severally, represent and warrant to Buyer that the statements set forth in this Article III are true and correct as of the date hereof and as of the Closing Date, except (i) as set forth on the applicable section of the disclosure schedule delivered by the Sellers to Buyer concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (collectively, the “Sellers Disclosure Schedules”) and (ii) the representations and warranties made hereunder regarding Blocker are solely made by Blocker Seller.

3.1 Organization and Good Standing.

(a) Each Seller and Blocker is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable, and each Seller and Blocker has all requisite corporate, limited liability company or other organizational power and authority to own, lease and operate its properties and assets and to conduct its respective business.

(b) Each Seller and Blocker is duly qualified and/or licensed to do business and in good standing in each jurisdiction in which the character of the properties and assets it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Sellers or Blocker to timely consummate the Transactions contemplated by this Agreement.

3.2 Authority and Enforceability. Each Seller and Blocker has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which such Seller or Blocker is a party and to perform its respective obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Sellers and Blocker. Each Seller and Blocker has duly and validly executed and delivered this Agreement and, on or prior to the Closing, each Seller and Blocker will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. This Agreement constitutes, and upon execution and delivery of each Ancillary Agreement to which a Seller or Blocker is a party will constitute, the valid and binding obligation of each Seller or Blocker that is party thereto, enforceable against such Seller or Blocker in accordance with its terms and conditions, subject to the Enforceability Exceptions.

3.3 No Conflict. Except as set forth on Section 3.3 of the Sellers Disclosure Schedules (which shall list the Sellers Requisite Regulatory Approvals, if any), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Sellers or Blocker, nor the consummation of the Transactions contemplated hereby or thereby, will (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, amendment, cancellation or termination or result in the imposition of any Encumbrances on any of the Blocker Shares or Membership Interests or other equity interests of the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the Organizational Documents of any Seller or Blocker, (ii) any Contract to which any Seller or Blocker is a party by which any Seller or Blocker or any of their respective properties or assets is bound or affected or pursuant to which any Seller or Blocker is an obligor or a beneficiary, or (iii) any Law, Judgment or Governmental Authorization applicable to any Seller or Blocker or any of their respective businesses, properties or assets; or (b) require any Seller or Blocker to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clauses (a)(ii) and (b) in any case that would not reasonably be expected to be material to any Seller or Blocker taken as a whole and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any Seller or Blocker to timely consummate the Transactions contemplated by this Agreement.

3.4 Ownership of Membership Interests and Blocker Shares.

(a) (i) Prior to the Reorganization, Holdco Sellers are the sole record holder and beneficial owners of all right, title and interest in all of the Membership Interests of the Company, (ii) prior to the Reorganization, Blocker Seller is the sole record holder and beneficial owner of all right, title and interest in the interests of Blocker and (iii) following the Reorganization, immediately prior to the Closing, Holdco Sellers and Blocker shall collectively be the sole record holders and beneficial owners of all rights, title and interest in all of the equity interests of the Company, and such Seller or Blocker, as applicable, has good, valid and marketable title to such equity interests, free and clear of all Encumbrances (other than restrictions under federal and state securities laws). No Seller is a party to any option, warrant, purchase right or other Contract that could require such Seller to sell, transfer or otherwise dispose of any Membership Interests or Blocker Shares (other than to Buyer pursuant to the terms of this Agreement).

(b) Upon the consummation of the Closing, Buyer will have valid title to and be the beneficial owner of the Membership Interests and the Blocker Shares, which shall be validly issued, fully paid and non-assessable and free and clear of all Encumbrances, other than restrictions under federal and state securities laws and those that arise pursuant to this Agreement.

3.5 Brokers or Finders. Except as set forth on Section 3.5 of the Sellers Disclosure Schedules, whose fees shall be paid by the Sellers, none of the Sellers, nor any Person acting on behalf of any Seller, has incurred, directly or indirectly, any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the Transactions contemplated by this Agreement.

3.6 Tax Matters.

(a) Blocker has timely filed all income and other material Tax Returns that it was required to file in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects. Blocker has timely paid all Taxes required to be paid (whether or not such Taxes are related to, shown on or required to be shown on any Tax Return). No claim has ever been made by a Tax Authority in a jurisdiction in which Blocker does not file Tax Returns that it is or may be subject to taxation by that jurisdiction that has not been finally settled or otherwise been resolved. There are not now any extensions of time in effect with respect to the dates on which any Tax Returns of Blocker were or are due to be filed. There are no outstanding waivers or agreements by or on behalf of Blocker for the extension of time for the assessment of any Taxes or deficiency thereof, and there are no outstanding requests for rulings.

(b) No federal, state, local or foreign audits or other Proceedings are pending or being conducted, nor has Blocker received any (i) written notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against Blocker, with respect to any Taxes due from or with respect to Blocker or any Tax Return filed by or with respect to Blocker. Blocker has delivered to Buyer accurate and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Blocker since December 31, 2017. All Tax deficiencies that have been claimed, proposed or asserted in writing against Blocker have been fully paid or finally settled.

(c) Blocker is not, and has not been, a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law) or required to file an affiliated, consolidated, combined or unitary Tax Return, other than a group of which Blocker is the common parent.

(d) Blocker has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(e) Except for Permitted Encumbrances, there are no Encumbrances upon any properties or assets of Blocker arising from any failure or alleged failure to pay any Tax.

(f) Blocker is not a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (other than Contracts entered into in the Ordinary Course of Business the primary purpose of which is not Taxes).

(g) Blocker does not have any Liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor.

(h) Blocker has not been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b).

3.7 Litigation. There is no Proceeding pending against or, to the Knowledge of such Seller, threatened against, such Seller, before or by any Governmental Authority, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Seller to timely consummate the Transactions. Such Seller is not subject to any outstanding Judgment that would reasonably be expected to prevent, enjoin or otherwise materially delay such Seller’s ability to timely consummate the Transactions.

3.8 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND IN THE ANCILLARY AGREEMENTS, THE SELLERS AND BLOCKER MAKE NO OTHER REPRESENTATIONS OR WARRANTIES, AND THE SELLERS AND BLOCKER HEREBY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ANY SELLER, BLOCKER OR ANY OF SUCH SELLER’S OR BLOCKER’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR BUYER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that the statements set forth in this Article IV are true and correct as of the date hereof and as of the Closing Date, except as set forth on the applicable section of the disclosure schedule delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (collectively, the “Company Disclosure Schedules”):

4.1 Organization and Good Standing.

(a) The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable, and the Company and each of its Subsidiaries has all requisite corporate, limited liability company or other organizational power and authority to own, lease and operate its properties and assets and to conduct its respective business.

(b) The Company and each of its Subsidiaries is duly qualified and/or licensed to do business and in good standing in each jurisdiction in which the character of the properties and assets it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except as would not reasonably be expected to have a material adverse effect on the ability of the Company and its Subsidiaries to consummate the Transactions contemplated by this Agreement. Section 4.1 of the Company Disclosure Schedules sets forth an accurate and complete list of the Company and each of its Subsidiaries’ jurisdiction of incorporation and the other jurisdictions in which it is authorized to do business, and an accurate and complete list of the current directors and officers of the Company and each of its Subsidiaries. The Company has made available to Buyer accurate and complete copies of the Company and each of its Subsidiaries’ Organizational Documents, as currently in effect as of the date hereof, and neither the Company nor any of its Subsidiaries is in default under or in violation of any provision thereof.

4.2 Authority and Enforceability. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Company is a party, to perform its obligations under this Agreement and each such Ancillary Agreement, and to timely consummate the Transactions as applicable to the Company hereunder and thereunder. The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the Transactions contemplated hereby and thereby have been or will be (upon its execution) duly and validly authorized by all necessary action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Buyer, constitutes, and upon execution and delivery of each Ancillary Agreement to which the Company is a party, each such Ancillary Agreement constitutes or will constitute (upon its execution), a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, subject to the Enforceability Exceptions.

4.3 No Conflict. Except as set forth on Section 4.3 of the Company Disclosure Schedules (which shall list the Company Requisite Regulatory Approvals, if any), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Company, nor the consummation of the Transactions contemplated hereby or thereby, will (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, amendment, cancellation or termination or result in the imposition of any Encumbrances on any of the Membership Interests or other equity interests of the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the Organizational Documents of the Company or any of its Subsidiaries, (ii) any Contract to which the Company or any of the Company’s Subsidiaries is a party by which the Company or any of the Company’s Subsidiaries or any of their respective properties or assets is bound or affected or pursuant to which the Company or any of the Company’s Subsidiaries is an obligor or a beneficiary, or (iii) any Law, Judgment or Governmental Authorization applicable to the Company or any of the Company’s Subsidiaries or any of their respective businesses, properties or assets; or (b) require the Company or any of the Company’s Subsidiaries to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clauses (a)(ii) and (b) in any case that would not reasonably be expected to be material to the Company or any of its Subsidiaries taken as a whole and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to timely consummate the Transactions contemplated by this Agreement.

4.4 Capitalization and Ownership.

(a) The Membership Interests of the Company and all outstanding equity interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with all applicable Laws and were not issued in violation or breach of any Contract to which Holdco Sellers, Blocker or the Company is a party or subject or any right of rescission, right of first refusal or preemptive right. All of the outstanding equity securities and other securities of each of the Company’s Subsidiaries are owned of record and beneficially by the Company or one of its Subsidiaries, free and clear of all Encumbrances other than restrictions under federal and state securities laws.

(b) Section 4.4(b) of the Company Disclosure Schedules sets forth for the Company and each of its Subsidiaries: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or other equity interests; and (iii) the number of issued and outstanding shares of capital stock or other equity interests and the record and beneficial owners thereof, in each case, as of the date hereof. Neither the Company nor any of its Subsidiaries owns, or since the Acquisition Date has owned, directly or indirectly, any stock, partnership interest, joint venture or other equity investment or interest in any Person other than the Subsidiaries.

(c) Except for this Agreement and as set forth in Section 4.4(b) of the Company Disclosure Schedules, (i) there are no equity securities of any class of the Company or any of its Subsidiaries, or any security convertible into, exchangeable into or exercisable for such shares of beneficial interest, shares of capital stock or other equity securities, authorized, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, any rights to subscribe for or to purchase or redeem, or any agreements, for the issuance (contingent or otherwise) of, or any calls against, commitments by or claims against, shares of beneficial interest, shares of capital stock or other equity ownership interests of the Company or any of its Subsidiaries; (iii) there are no Contracts to which any Seller, the Company or any of the Company’s Subsidiaries is a party or is bound obligating the Sellers, the Company or any of the Company’s Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional Membership Interests or other equity interests of the Company or any of its Subsidiaries; or (iv) there are no securities or rights convertible into or exchangeable or exercisable for, or giving any Person a right to subscribe for or to acquire any such shares or other equity interests of the Company or any of the Company’s Subsidiaries, or obligating any Seller, the Company or any of the Company’s Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries. Other than this Agreement, the agreements relating to the Reorganization and the Organizational Documents of the Company and each of its Subsidiaries, there are no Contracts to which any Seller, the Company and each of the Company’s Subsidiaries are a party or by which any Seller, the Company and each of the Company’s Subsidiaries are bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. No holder of Indebtedness of the Company or any of its Subsidiaries has any right to convert or exchange such Indebtedness for any equity securities or other securities of the Company or any of its Subsidiaries. No holder of Indebtedness of the Company or any of its Subsidiaries has any rights to vote for the election of directors of the Company or any of its Subsidiaries, or to vote on any other matter solely as a right of holding such Indebtedness.

(d) All of the Membership Interests are duly authorized, validly issued, fully paid, nonassessable, not subject to or issued in violation or breach of any purchase option, right of first refusal, preemptive right, subscription right or any similar right. All of the issued and outstanding equity securities of each of the Company’s Subsidiary are duly authorized, validly issued, fully paid, nonassessable, not subject to or issued in violation or breach of any purchase option, right of first refusal, preemptive right, subscription right or any similar right. All of the Membership Interests are, and the issued and outstanding equity securities of each of the Company’s Subsidiary are, issued in compliance with all applicable Laws in all material respects.

(e) There are no, nor have there been any, obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of the Membership Interests or other equity interests of the Company. The Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any of its Subsidiary or any other Persons.

(f) There are no (i) dividends which have accrued or been declared but are unpaid on the equity interests of the Company or (ii) equity interests of the Company that are held as treasury shares. There have been no non-cash dividends or non-cash distributions made by the Company. No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any equity interests of the Company or any entity that has been merged into the Company has given rise to any Proceeding by any Person that is enforceable against the Company.

(g) Section 4.4(g) of the Company Disclosure Schedules sets forth a correct and complete list (including approximate amounts as of the date hereof) of all material Indebtedness.

(h) All references to the Company’s Subsidiaries in this Section 4.4 (other than Section 4.4(g)) include ZM and its Subsidiaries.

4.5 Financial Statements.

(a) Attached as Section 4.5(a) of the Company Disclosure Schedules are the following financial statements: the audited balance sheets of the Company and its Subsidiaries, as of December 31, 2018 (the “Balance Sheet”), and the related consolidated statements of income, equity and cash flows for the year then ended prepared (collectively, the “Financial Statements”).

(b) The Financial Statements are correct and complete in all material respects, are consistent with the books and records of the Company and each of its Subsidiaries and, except as set forth on Section 4.5(b) of the Company Disclosure Schedules, have been prepared in accordance with GAAP, consistently applied throughout the periods involved. The Financial Statements present fairly the financial condition, results of operations, changes in equity and cash flows of the Company and each of its Subsidiaries as of the respective dates and for the periods indicated therein. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that their transactions are recorded as necessary to permit the preparation of Financial Statements in conformity with GAAP and applied on a basis consistent with past practice.

4.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material Liabilities (whether or not the subject of any other representation or warranty hereunder), except for (a) Liabilities specifically reflected on the Financial Statements, (b) Liabilities incurred in the Ordinary Course of Business after the date of the Balance Sheet, (c) the expenses of the Company related to the negotiation, execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby and thereby, (d) Liabilities reflected on Section 4.6 of the Company Disclosure Schedules and (e) Liabilities under any Contracts pursuant to which the Company or any of its Subsidiaries have any executory obligations (excluding obligations in excess of $250,000 resulting from breach or default thereunder).

4.7 Absence of Certain Changes and Events. Since the date of the Balance Sheet, the Company and each of its Subsidiaries has conducted its business only in the Ordinary Course of Business and there has not been any Material Adverse Effect or any event, occurrence, fact, circumstance, condition or change that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, except as reflected on Section 4.7 of the Company Disclosure Schedules, or in connection with the Reorganization, the CMBS Loan Documents or other than pursuant to the ZM Merger Agreement and the transactions contemplated therein, since the date of the Balance Sheet, there has not been with respect to the Company and each of its Subsidiaries any:

(a) amendment, modification of its Organizational Documents;

(b) change in its authorized or issued equity interests, or issuance, sale, transfer, grant, purchase, acquisition, repurchase, redemption, pledge or other disposition of or Encumbrance on any shares of its equity interests or other voting securities or any securities convertible, exchangeable or redeemable for, or any options, warrants, purchase rights, subscription rights, or other rights to purchase or otherwise acquire, any such securities, or grant of any stock appreciation, phantom stock, profit participation, or similar rights;

(c) effectuation or adoption of any plan (or consummate an existing plan) of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, split, combination or reclassification of any of its equity interests;

(d) except for tax distributions, declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or other property) in respect of its equity interests;

(e) (i) making of any loans, advances or capital contributions to, or investments in, any other Person; (ii) entry into any hedging Contract or other financial agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in commodities prices or exchange rates; (iii) loan or incur any indebtedness with respect to any current or former executive, officer, director or employee of the Company or any of its Subsidiaries; (iv) incurrence, creation, assumption, guaranty, refinancing, replacement or prepayment of any Indebtedness for borrowed money or issue any debt securities in excess of $5,000,000 individually or $10,000,000 in the aggregate or (v) commitment to make capital expenditures, other than the Growth Capex Expenditures or any capital expenditures contemplated by the Company’s operating budget for the year ended December 31, 2019, or included in Section 4.7(e) of the Company Disclosure Schedules;

(f) sale, lease, license, pledge, assignment, transfer, abandonment or other disposition of, or Encumbrance on, (i) any real property, business or a material portion of the tangible properties or assets of the Company or any of its Subsidiaries having a value in excess of $500,000 individually or $2,000,000 in the aggregate or (ii) material Intellectual Property of the Company except for Permitted Encumbrances;

(g) grant or permit the attachment of any Encumbrances on any Real Property other than Permitted Encumbrances;

(h) acquisition of or agreement to acquire any real property, personal property (other than personal property at a total cost of less than $2,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets;

(i) damage to, or destruction or loss of, any of its properties or assets with an aggregate value to the Company or any of its Subsidiaries in excess of $1,000,000, whether or not covered by insurance;

(j) entry into, amendment, modification, renewal, assignment, acceleration, cancellation or termination of, or receipt of notice of cancellation or termination of, or waiver of any material right under, any (i) Material Contract, (ii) other Contract which involves a total remaining commitment by or to the Company or any of its Subsidiaries of at least $500,000 in any calendar year, or (iii) any Governmental Authorization;

(k) (i) except as required by Law or the terms of any Company Plan in effect as of the date of the Balance Sheet, adoption, establishment, entry into, termination or material amendment of any material Company Plan, collective bargaining agreement or employment or severance Contract or (ii) material increase in the compensation or benefits of, or entry into any material compensation or benefit agreement or arrangement with, any current or former director, officer, employee individual consultant or other individual independent contractor, other than in the Ordinary Course of Business;

(l) taking any action that would result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, other than as required by Law or in the Ordinary Course of Business;

(m) hiring or termination other than for cause of any executive, officer, director or employee with an annual compensation or severance payment opportunity in excess of $150,000 or any employee layoffs that triggered the notice requirements of the WARN Act;

(n) commencement, modification of or cessation of any contributions to, or any obligation to contribute to, any Multiemployer Plan;

(o) payment, discharge, cancellation, release, waiver, settlement or compromise in connection with any Proceeding or of any claims or rights (or series of related claims or rights) (whether or not commenced prior to the date of this Agreement), which (A) involves payment to or by the Company or any of its Subsidiaries (exclusive of attorneys’ fees) in excess of $500,000 in any single instance or in excess of $2,000,000 in the aggregate, (B) imposes material restrictions on the operations of the Company or any of its Subsidiaries, (C) is by equityholders of the Company or any of its Subsidiaries or any other Person and relates to the Transactions contemplated by this Agreement, (D) after the Closing Date will require the Company or any of its Subsidiaries to satisfy any obligation or (E) imposes any equitable or injunctive relief;

(p) entry into any new line of business material to the Company or any of its Subsidiaries, taken as a whole;

(q) change in accounting principles, methods or practices or investment practices, except for any changes required by reason of a concurrent change in or interpretation of GAAP;

(r) material acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;

(s) making of any material Tax election, change or rescission of any material Tax election, filing of any amended material Tax Return, entry into any closing agreement related to a material amount of Taxes, settlement, compromise, concession or abandonment of any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender of any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries or taking of any other similar action relating to the filing of any material Tax Return or the payment of any material Tax;

(t) engagement outside the Ordinary Course of Business of (i) any practice which would reasonably be expected to have the effect of accelerating to the pre-Closing period collections of receivables or revenue that would otherwise be expected (in the Ordinary Course of Business) to be made in post-Closing periods (including incremental discounting, changes in invoicing terms or other similar practices) or (ii) any practice which would reasonably be expected to have the effect of postponing to post-Closing periods payments by the Company or any of the Subsidiaries that would otherwise be expected (in the Ordinary Course of Business) to be made in the pre-Closing period;

(u) cancellation, termination, failure to keep in place or reduce the amount of any insurance coverage provided by the Insurance Policies without obtaining substantially equivalent (in the aggregate) substitute insurance coverage; or

(v) agreement or authorization by the Company or any of its Subsidiaries, whether in writing or otherwise, to do any of the foregoing.

4.8 Assets. The Company and each of its Subsidiaries has good, marketable and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of the properties and assets, tangible or intangible, used in or necessary to conduct of its business as conducted by the Company and each of its Subsidiaries, free and clear of any Encumbrances other than Permitted Encumbrances. The property and assets of the Company and its Subsidiaries constitute all of the assets necessary to conduct their operations in the Ordinary Course of Business and the property and assets of the Company and its Subsidiaries immediately following the Closing will constitute all of the assets necessary to conduct their operations in the Ordinary Course of Business. The Company and each of its Subsidiaries owns or leases all tangible assets used in or necessary to conduct its business as conducted by the Company and each of its Subsidiaries. Each such tangible asset (a) is suitable for the purposes for which it is being used by the Company and each of its Subsidiaries and (b) is usable in the Ordinary Course of Business. No Person other than the Company and its Subsidiaries owns any equipment or other tangible personal property or assets situated on the premises of Company and its Subsidiaries, except for the leased items that are subject to personal property leases.

4.9 Real Property.

(a) Section 4.9(a)(i) of the Company Disclosure Schedules sets forth the street address of all real property in which the Company or any of its Subsidiaries has an ownership interest (together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, the “Owned Real Property”). The

Company and each of its Subsidiaries has good and marketable indefeasible fee simple title to their respective Owned Real Property, free and clear of any Encumbrances other than Permitted Encumbrances. The Company has delivered to Buyer accurate and complete copies of (i) all deeds and other instruments (as recorded) by which the Company or any of its Subsidiaries acquired their respective interests in the Owned Real Property; (ii) all title reports, surveys, zoning reports and title policies with respect to the Owned Real Property; and (iii) all agreements granting purchase options, rights of first offer or rights of first refusal in favor of any other Person with respect to the Owned Real Property, in each case, to the extent such documents are in the possession or control of the Company or any of its Subsidiaries. Other than as set forth on Section 4.9(a)(i) of the Company Disclosure Schedules, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is party to any agreement or option to purchase any real estate or interest therein.

(b) Section 4.9(b)(i) of the Company Disclosure Schedules sets forth an accurate and complete description (by street address of the subject leased real property, the date of the lease, sublease, license or other occupancy right and the name of the parties thereto (the “Leases”)) of all land, buildings, structures, fixtures, improvements and other interests in real property that is leased or otherwise occupied (but not owned) by the Company or any of its Subsidiaries (the “Leased Real Property”). The Company and each of its Subsidiaries hold valid leasehold or subleasehold interests in their respective Leased Real Property, free and clear of any Encumbrances other than Permitted Encumbrances. Each Lease is legal, valid, binding, enforceable and in full force and effect. The Company has delivered to Buyer accurate and complete copies of (i) all Leases relating to the Leased Real Property, and in the case of any oral Lease, a summary of the material terms of such Lease and (ii) all title reports, zoning reports, surveys and title policies in the possession or control of the Company or any of its Subsidiaries with respect to the Leased Real Property. Neither the Company nor any of its Subsidiaries is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease. The Company or any of its Subsidiaries’ possession and quiet enjoyment of their respective Leased Real Property under such Lease has not been disturbed and, to the Knowledge of the Company, there are no disputes with respect to such Lease. With respect to each such Lease, neither the Company nor any of its Subsidiaries has exercised or given any notice of exercise of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any such Lease. The rental rate set forth in each Lease of the Leased Real Property is the actual rental rate being paid, and there are no separate agreements or understandings with respect thereto. Each lease of the Leased Real Property grants the tenant or subtenant under the Lease the exclusive right to use and occupy the demised premises thereunder.

(c) Except as set forth on Section 4.9(c) of the Company Disclosure Schedules, (i) the Company and each of its Subsidiaries is in possession of their respective Owned Real Property and Leased Real Property and (ii) to the Knowledge of the Company, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any of its Subsidiaries to use such Owned Real Property or Leased Real Property for the purposes for which it is currently being used. Except as set forth on Section 4.9(c) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of their respective Owned Real Property or Leased Real Property.

(d) To the Knowledge of the Company, all buildings, structures, fixtures and other improvements included in the Owned Real Property or Leased Real Property (collectively, the “Improvements”) are in material compliance with all applicable Laws. To the Knowledge of the Company, no part of any Improvement encroaches on, or otherwise conflicts with the property rights of any Person in and to any real property not included in the Owned Real Property or Leased Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Owned Real Property or Leased Real Property, or otherwise conflict with the property rights of the Company or any of its Subsidiaries. Each parcel of Owned Real Property and Leased Real Property (i) abuts on and has direct vehicular access to an improved public road or has access to an improved public road via a permanent, irrevocable, appurtenant easement improved with a road benefiting such parcel of Owned Real Property or Leased Real Property and comprising a part of the Owned Real Property or Leased Real Property and (ii) is supplied with public or quasi-public utilities and other services appropriate for the operation of the Improvement located on such parcel and the operation of the Company or any of its Subsidiaries’ businesses thereon. To the Knowledge of the Company, there is no existing, proposed or threatened eminent domain or other public acquisition Proceeding that would result in the taking of all or any part of any Owned Real Property or Leased Real Property or that would prevent or hinder the continued use and enjoyment of any Owned Real Property or Leased Real Property as heretofore used by the Company or any of its Subsidiaries.

(e) To the Knowledge of the Company, none of the Improvements are in any material respect not in good operating condition and repair or unsuitable for their purpose (ordinary wear and tear excepted). The Improvements are suitable for the purposes for which they are being used by the Company and each of its Subsidiaries and have been maintained in accordance with normal industry practice. The Owned Real Property and the Leased Real Property constitutes all such property used in or necessary to conduct the businesses of the Company and each of its Subsidiaries.

4.10 Intellectual Property. As of the date hereof, the Company and each of its Subsidiaries owns, free and clear of all Encumbrances other than Permitted Encumbrances, or possesses a valid and enforceable license or right to use, all Intellectual Property owned or used by it (the “Company Intellectual Property”), and the consummation of the Transactions contemplated hereby will not alter or impair any such rights in any material manner. Section 4.10 of the Company Disclosure Schedules sets forth an accurate and complete list of all of the following owned by (or registered in the name of) the Company or any of its Subsidiaries: (a) patents and pending patent applications, (b) trademark and service mark registrations and pending registration applications, (c) Internet domain name registrations, (d) copyright registrations and (e) software material to the business thereof. Each item of registered Intellectual Property identified in Section 4.10 of the Company Disclosure Schedules is valid, subsisting and enforceable. The Company Intellectual Property constitutes all of the Intellectual Property necessary and sufficient for the Company and each of its Subsidiaries to operate their respective businesses as currently conducted. To the Knowledge of the Company, since the Acquisition Date, no Person has infringed or misappropriated any of the Intellectual Property owned by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has commenced or threatened any Proceeding, or asserted any written allegation or written claim, against any Person for infringement or misappropriation of any Intellectual Property. Neither the Company nor any of its Subsidiaries is infringing or misappropriating or, since the Acquisition Date has infringed or misappropriated any other Person’s Intellectual Property. Neither the Company nor any of its Subsidiaries has since the Acquisition Date received written notice of any pending or threatened Proceeding or claim in which any Person alleges that the Company, any of the Company’s Subsidiaries, their respective businesses or the Company Intellectual Property has infringed, misappropriated or violated any Person’s Intellectual Property rights. There are no pending disputes between the Company or any of its Subsidiaries and any other Person regarding any Company Intellectual Property. Since the Acquisition Date, the Company and each of its Subsidiaries have taken commercially reasonable steps to protect and maintain the confidentiality of all trade secrets and confidential business and technical information included in the Company Intellectual Property and material to the businesses of the Company and each of its Subsidiaries. The Company Systems are sufficient in all material respects for the needs of the Company and each of its Subsidiaries’ respective business as currently conducted. Since the Acquisition Date, there have been no material failures or continued substandard performance which have caused any substantial disruption of the Company Systems. Since the Acquisition Date, the Company and each of its Subsidiaries have used commercially reasonable efforts to provide for the security, continuity and integrity of the Company Systems. To the Knowledge of the Company, since the Acquisition Date there have not been any unauthorized breaches of the security of any of the Company Systems or any unauthorized access of the data stored therein. The Company and its Subsidiaries maintain commercially reasonable policies, procedures and rules regarding data privacy, protection and security that are in material compliance with all Data Security Requirements. Since the Acquisition Date, there have been no (and the Company and its Subsidiaries have not received any written or, to the Knowledge of the Company, oral, charge, challenge, complaint, claim or demand from any Person with respect to any) actual or alleged incidents of security breaches or intrusions or unauthorized access, distribution, disclosure, destruction, disposal or use of any of the Company Systems or sensitive information (including trade secrets) of the Company or any of its Subsidiaries.

4.11 Contracts.

(a) Section 4.11(a) of the Company Disclosure Schedules sets forth an accurate and complete list of each Contract or group of related Contracts (in each case, other than Company Plans) to which the Company or any of its Subsidiaries is a party, which (each, a “Material Contract”):

(i) provides for the Company or any of its Subsidiaries to receive, or have received, more than $2,000,000 during the fiscal year ending December 31, 2018, or is with a Significant Customer;

(ii) provides for the Company or any of its Subsidiaries to pay, or have paid, more than $500,000 during the fiscal year ending December 31, 2018, or is with a Significant Supplier;

(iii) is a mortgage, indenture, capital lease, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness, other than accounts receivables and payables in the Ordinary Course of Business;

(iv) is a lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property, including capital leases (other than personal property leases and conditional sales agreements having a value per item or aggregate payments of less than $500,000 and a term of less than one year);

(v) is a license or other Contract material to the business of the Company or any of its Subsidiaries under which (A) the Company or any of its Subsidiaries has licensed or otherwise granted rights in any Company Intellectual Property to any Person (other than non-exclusive licenses and confidentiality or non-disclosure agreements entered into in the Ordinary Course of Business) or (B) any Person has licensed or sublicensed to the Company or any of its Subsidiaries, or otherwise authorized the Company or any of its Subsidiaries to use, any Intellectual Property or any of the Company Systems (other than any end user licenses for generally available software on generally standard terms);

(vi) is an employment agreement to which the Company or any of its Subsidiaries is a party with a Key Employee, or provides for pension, profit sharing, retirement, deferred compensation, severance, termination pay, change in control, sale, transaction, retention or similar payment or bonus to any current or former directors, officers, employees, individual consultants or other individual independent contractors of the Company or any of its Subsidiaries or accelerated vesting, material modification or the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby;

(vii) is a collective bargaining agreement or other Contract with any labor union, works council or other labor organization;

(viii) provides for a loan or advance of any amount to any other Person, other than advances for travel and other business expenses to any director, officer, manager, employee or consultant of the Company in the Ordinary Course of Business;

(ix) is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which the Company or any of its Subsidiaries has any ownership interest in any Person (other than the Company or any of its Subsidiaries) or real property (other than that owned by another the Company or any of its Subsidiaries);

(x) provides for the acquisition or disposition by the Company or any of its Subsidiaries or any assets, business, division or product line, or capital stock or ownership interests of the Company, its Subsidiaries or any other Person, including those (A) that have been entered into since the Acquisition Date or (B) pursuant to which any earn-outs or deferred or contingent purchase price obligations of the Company or any of its Subsidiaries remain outstanding;

(xi) contains any covenant limiting the right of the Company or any of its Subsidiaries to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any “most favored nations,” “minimum purchase requirement,” minimum pallet position requirement, granting rights of first refusal or first offer, or similar rights or otherwise obligating, prohibiting or limiting the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services;

(xii) involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Company or any of its Subsidiaries;

(xiii) is a power of attorney granted by or on behalf of the Company or any of its Subsidiaries (other than with respect to tax matters);

(xiv) is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company or any of its Subsidiaries other than in the Ordinary Course of Business;

(xv) is a settlement, conciliation or similar agreement with respect to any pending or threatened Proceeding entered since the Acquisition Date, other than settlement agreements for cash only (which has been paid) and does not exceed $250,000 as to such settlement;

(xvi) creates any Encumbrance upon any assets of the Company or any of its Subsidiaries, other than purchase money security interests in connection with the acquisition of equipment in the Ordinary Course of Business;

(xvii) is between any of the Sellers or the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than another the Company or any of its Subsidiaries or any Seller), on the other hand;

(xviii) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(xix) is with a Governmental Authority;

(xx) relates to an interest rate cap, interest rate collar, interest rate, currency or commodity derivative or hedging transaction;

(xxi) has a continuing material indemnification obligation to any Person;

(xxii) outside the Ordinary Course of Business and other than in relation to the Growth Capex Expenditures (A) is an agreement that involves commitments to make capital expenditures or (B) which provides for the purchase of goods or services during the twelve (12)-month period from the date hereof by the Company under which the annual expenditures or the undelivered balance of such products or services has a purchase price in excess of $500,000; and

(xxiii) is a Related Party Agreement.

(b) Except as set forth in Section 4.11(b) of the Company Disclosure Schedules, with respect to each such Contract required to be listed:

(i) the Contract is legal, valid, binding, enforceable and in full force and effect except for the Enforceability Exceptions or to the extent it expires in accordance with its terms after the date hereof and none of the Company, its Subsidiaries or the Sellers has received any written notification that any party to a Material Contract intends, and to the Knowledge of the Company, no party to a Material Contract intends to cancel, terminate, materially adversely modify, refuse to perform or renew such Material Contract;

(ii) the Company and each of its Subsidiaries and, to the Knowledge of the Company, the other parties to the Contract, have performed all of their respective material obligations required to be performed under the Contract;

(iii) the Company and its Subsidiaries are, and to the Knowledge of the Company, each other party thereto is, in material compliance with the terms and conditions of each Material Contract;

(iv) no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party, that would give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Membership Interests or any of the properties or assets of the Company or any of its Subsidiaries under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Contract, nor has the Company or any of its Subsidiaries given or received notice alleging the same; and

(v) the Contract is not under negotiation (nor has written demand for any renegotiation been made) and no party has repudiated any portion of the Contract.

4.12 Tax Matters. Except as set forth in Section 4.12 of the Company Disclosure Schedules:

(a) The Company and each of its Subsidiaries has timely filed all income and other material Tax Returns that it was required to file in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects. The Company and each of its Subsidiaries has timely paid all Taxes required to be paid (whether or not such Taxes are related to, shown on or required to be shown on any Tax Return). No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that it is subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has requested an extension of time within which to file any Tax Return which has not since been filed. The Company has delivered to Buyer accurate and complete copies of all income Tax Returns of the Company and each of its Subsidiaries for the years ended December 31, 2017.

(b) The Company and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) No federal, state, local or foreign audits or other Proceedings are pending or being conducted, nor has the Company or any of its Subsidiaries received any (i) written notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries, with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries or any Tax Return filed by or with respect to the Company or any of its Subsidiaries. The Company has delivered to Buyer accurate and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company and each of its Subsidiaries since December 31, 2017.

(d) All Tax deficiencies that have been claimed, proposed or asserted in writing against the Company or any of its Subsidiaries have been fully paid or finally settled.

(e) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (other than Contracts entered into in the Ordinary Course of Business the primary purpose of which is not Taxes).

(f) Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which the Company is the common parent, and neither the Company nor any of its Subsidiaries has any Liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor.

(g) Except for Permitted Encumbrances, there are no Encumbrances upon any properties or assets of the Company or any of its Subsidiaries arising from any failure or alleged failure to pay any Tax.

(h) Section 4.12(h) of the Company Disclosure Schedules sets forth a list of the entity classification of the Company and each of its Subsidiaries for U.S. federal and applicable state and local income tax purposes, and, unless otherwise noted on Section 4.12(h) of the Company Disclosure Schedules, each entity has had such classification at all times since the Acquisition Date.

(i) Neither the Company nor any of its Subsidiaries has (i) waived any statute of limitations with respect to their respective Taxes or agreed to any extension of time for filing any of their respective Tax Returns or (ii) consented to any extension of time with respect to any of their respective Tax assessments or deficiencies, which waiver or extension of time is currently outstanding.

(j) Neither the Company nor any of its Subsidiaries is or has been a resident for Tax purposes in any jurisdiction other than the jurisdiction of its formation, or is or has had, any branch, agency, permanent establishment or other taxable presence in any jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(l) Neither the Company nor any of its Subsidiaries has requested or received a written ruling from any Tax Authority or signed any binding agreement with any taxing authority.

(m) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date and (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

(n) The NMTC Arrangements are valid, binding and in full force and effect in accordance with their terms. Neither the Company nor any of its Subsidiaries has received any written notice of default or claim for indemnification under such NMTC Arrangements from the other parties thereto and neither any Seller nor the Company or any of its Subsidiaries has delivered any written notice of default to the other parties thereto, in each case, that remains uncured and the applicable Subsidiaries of the Company have complied with all requirements under the NMTC Arrangements under Section 45D of the Code.

(o) Notwithstanding anything to the contrary in this Agreement (including this Section 4.12), no representation or warranty is made with respect to depreciation methods used for any asset of the Company or its Subsidiaries constituting a racking structure or system of refrigeration equipment (including compressors, evaporators, ducting and other associated machinery).

4.13 Employee Benefit Matters.

(a) Section 4.13(a) of the Company Disclosure Schedules sets forth an accurate and complete list of all material Company Plans.

(b) The Company has made available to Buyer with respect to each material Company Plan an accurate and complete copy, to the extent applicable, of (i) the current plan document, including amendments, any related trusts, insurance Contracts, or other funding arrangements, and the most recent summary plan descriptions, including summary of material modifications (ii) a written description of the material terms of any such Company Plan that is not otherwise in writing, (iii) the three (3) most recently filed Form 5500, including all schedules thereto, financial statements and the opinions of independent accountants, and (iv) with respect to any Company Plan that is a pension plan, as defined in Section 3(2) of ERISA (a “Pension Plan”) intended to meet the requirements of Section 401(a) of the Code (a “Qualified Plan”), the most recent determination or opinion letter issued by the IRS for each such Company Plan (or pre-approved plan upon which such Qualified Plan is based).

(c) Except as set forth on Section 4.13(c) of the Company Disclosure Schedules, no Company Plan is, and neither the Company nor any of its Subsidiaries, since the Acquisition Date has established, maintained or contributed to, or had an obligation to establish, maintain or contribute to, and neither the Company nor any of its Subsidiaries otherwise has any Liability under or with respect to any (i) multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), (ii) defined benefit plan as defined in Section 3(35) of ERISA or plan that is or was subject to Section 412 of the Code or Title IV of ERISA (a “Title IV Plan”), (iii) multiple employer plan as defined in Section 413(c) of the Code or (iv) plan that is an “employee welfare benefit plan” described in Section 3(1) of ERISA that has two (2) or more contributing sponsors at least two (2) of which are not under common control within the meaning of Section 3(40) of ERISA. Except as required by the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or any similar state Law and for which the applicable recipient pays the full premium cost of coverage, neither the Company nor any of its Subsidiaries provides and no Company Plan provides health or welfare benefits to any retired or former employee, or their beneficiaries or dependents, nor is the Company or any of its Subsidiaries obligated to provide health or welfare benefits to any Person following such employee’s retirement or other termination of service. Neither the Company nor any of its Subsidiaries has any Liability with respect to any Multiemployer Plan, Title IV Plan, multiple employer plan as defined in Section 413(c) of the Code or plan that is an “employee welfare benefit plan” described in Section 3(1) of ERISA that has two (2) or more contributing sponsors at least two (2) of which are not under common control within the meaning of Section 3(40) of ERISA, by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d) Each Company Plan has been established, maintained, operated, funded and administered in all material respects in accordance with its terms and applicable Law. There are no Proceedings, disputes or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to any Company Plan.

(e) All contributions and/or premium payments to any Company Plan that are due have been made within the time periods, if any, prescribed by ERISA and the Code, and all contributions, payments, distributions, and reimbursements for any period ending on or before the Closing Date that are not yet due have been made to each such plan or accrued in accordance with any applicable accounting requirements.

(f) No non-exempt transaction prohibited by Section 406 of ERISA and no “prohibited transaction” under Section 4975 of the Code has occurred, or to the Knowledge of the Company, reasonably expected to occur, with respect to any Company Plan that would result in material Liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any material Liability to the IRS with respect to any Company Plan, including any material Liability imposed by the excise Tax provisions of chapter 43 of the Code.

(g) Each Qualified Plan of the Company and each of its Subsidiaries has received the latest available favorable determination or opinion letter from the IRS that it is qualified under Section 401(a) of the Code and that its related trust is exempt from federal income Tax under Section 501(a) of the Code. To the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of Tax-exempt status of any such Qualified Plan or trust. Each Company Plan that is intended to comply with the requirements of Section 408 of the Code has complied and complies in all material respects with all requirements thereof.

(h) Except as set forth on Section 4.13(h) of the Company Disclosure Schedules, the consummation of the Transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not cause accelerated vesting, funding, payment or delivery of, result in the forfeiture or increase the amount or value of any payment or benefit under or in connection with any Company Plan or otherwise with respect to, any director, officer, employee, or former director, former officer or former employee of the Company or any of its Subsidiaries, or result in the limitation of or restriction of the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Plan.

(i) All Company Plans that are or have ever been considered a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department regulations (i) have been operated in good faith compliance with Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance and (ii) have not been “materially modified” within the meaning of Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance, including IRS Notice 2005-1. Neither the Company nor any of its Subsidiaries is required to “gross up,” indemnify or otherwise compensate any individual because of the imposition of any Tax resulting from a violation of Section 409A of the Code.

(j) The Company, its Subsidiaries, and each Company Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Company Health Plan”) is currently in material compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”). To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, its Subsidiaries, or any Company Health Plan to any material penalties or excise taxes under Sections 4980D or 4980H of the Code.

(k) Neither the Company nor any of its Subsidiaries have made or become obligated to make any payments or provide any benefits that could be nondeductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof) or Section 162(m) of the Code (or any corresponding provision of foreign, state or local Law), including as a result of the execution of this Agreement or the consummation of the Transactions (either alone or together with any other event), nor will the Company or any of its Subsidiaries be required to “gross up,” indemnify or otherwise compensate any individual because of the imposition of any Tax on such a payment or benefit to the individual.

4.14 Employment and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement with any labor union, works council or other labor organization, nor is any such Contract currently being negotiated by the Company or any of its Subsidiaries. To the Knowledge of the Company, there are and were no union organizing or election activities made or threatened at any time since the Acquisition Date, by or on behalf of any union, works council, or other labor organization with respect to any employees of the Company or any of its Subsidiaries. There is no union, works council or other labor organization which must be notified, consulted or with which negotiations need to be conducted in connection with the Transactions contemplated by this Agreement. Since the Acquisition Date, no union, employee organization or group of employees has made a pending demand for recognition and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board.

(b) Since the Acquisition Date, neither the Company nor any of its Subsidiaries has experienced any labor strike, picketing, slowdown, lockout, work stoppage or other material labor dispute, nor to the Knowledge of the Company is any such action currently threatened.

(c) Except as set forth on Section 4.14(c) of the Company Disclosure Schedules, there are no material Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the alleged violation by the Company or any of its Subsidiaries (or its directors or officers) of any Law pertaining to labor relations or employment matters. The Company and each of its Subsidiaries is, and since the Acquisition Date has been, in material compliance with all applicable Laws and Judgments relating to labor and employment, including, without limitation, those Laws respecting employment practices, equal employment opportunity, wages and hours, terms and conditions of employment, employment standards, labor relations, unemployment insurance and benefits, workers compensation, workplace/occupational safety and health, layoffs, mass layoffs and plant closings, discrimination, harassment, retaliation, privacy, immigration (including Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder), disability rights, leaves of absence, vacation accrual and payout, and the deduction and payment of applicable employee-related Taxes and other withholdings, and neither the Company nor its Subsidiaries are currently subject to any material investigation, audit, charge, citation, penalty, assessment, or similar action by a Governmental Authority with respect to such labor and employment Laws. Except as could not result in material Liability for the Company and its Subsidiaries taken as a whole, (i) the Company and each of its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, expense reimbursements, and any other compensation that has come due and payable to its current and former employees and other services providers under applicable Law, Contract or company policy, and (ii) all individuals who have provided services to the Company or any of its Subsidiaries as independent contractors since the Acquisition Date have been properly classified as independent contractors for purposes of all applicable Laws.

(d) Since the Acquisition Date, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that triggered the notice requirements of the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state or local Law (“WARN Act”).

4.15 Environmental, Health and Safety Matters.

(a) The Company and each of its Subsidiaries is, and since the Acquisition Date has been, in compliance in all material respects with all Environmental Laws. Without limiting the generality of the foregoing, since the Acquisition Date, the Company and each of its Subsidiaries and its respective Affiliates have obtained and complied with all Governmental Authorizations that are required pursuant to Environmental Laws for the occupation of their facilities and the operation of their businesses in all material respects and prepared and implemented all plans and made all filings required for compliance in all material respects with Environmental Laws.

(b) Except as has been fully resolved, neither the Company nor any of its Subsidiaries has received any written notice, report or other communication or information regarding (i) any actual, alleged or potential violation of, or failure to comply with, any Environmental Law or (ii) any Liability or potential Liability, including any investigatory, remedial or corrective obligation, relating to the Company or any of its Subsidiaries or any Leased Real Property or other property or facility currently or previously owned, leased, operated or controlled by any the Company or any of its Subsidiaries arising under any Environmental Law, which violation, failure to comply or Liability is or would be material.

(c) No Hazardous Material, contamination, landfill, surface impoundment, disposal area, underground storage tank, groundwater monitoring well, drinking water well or production water well for which the Company or any of its Subsidiaries has, or would have, material Liabilities under any Environmental Law is present or has ever been present at any Leased Real Property or other property or facility currently or previously owned, leased, operated or controlled by the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to or released any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Material, in a manner that has given rise to or would give rise to, any material Liability (including any material Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage or natural resources damage) pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act, or any other Environmental Law.

(e) Neither the Company nor any of its Subsidiaries has, either expressly or by operation of Law, assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any material Liability, including any material obligation for corrective or remedial action, of any other Person relating to any Environmental Law.

(f) The Company has delivered to Buyer accurate and complete copies of all environmental reports, investigations and audits possessed or initiated by the Company or any of its Subsidiaries that were obtained from or submitted to any Governmental Authority or any other third party (or conducted by or on behalf of the Company or any of its Subsidiaries) since the Acquisition Date (or, to the Knowledge of the Company, earlier) relating to the Company or any of its Subsidiaries or any properties and facilities currently or previously owned, leased, operated or controlled by the Company or any of its Subsidiaries.

(g) Neither this Agreement nor the consummation of any of the Transactions contemplated by this Agreement will result in any material obligation for site investigation or cleanup, or Consent or Governmental Authorization of, notice to, or filing or registration with, any Governmental Authority or other Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

4.16 Compliance with Laws, Judgments and Governmental Authorizations; Permits.

(a) The Company and each of its Subsidiaries is in compliance in all material respects with, and neither the Company nor any of its Subsidiaries has since the Acquisition Date violated in any material respect, any Laws, Judgments or Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets. Neither the Company nor any of its Subsidiaries has received at any time since the Acquisition Date any notice or other communication from any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any applicable Law, Judgment or Governmental Authorization in any material respect or any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization, in each case, other than results of routine inspections and any modifications that have been required in connection therewith, all of which have been implemented in all material respects.

(b) Section 4.16(b) of the Company Disclosure Schedules sets forth an accurate and complete list of all material Governmental Authorizations held by the Company and each of its Subsidiaries, all of which are valid, binding, and in full force and effect and the Company and each of its Subsidiaries is in material compliance with such Governmental Authorizations. Neither the Company nor any of its Subsidiaries is in default under, and no condition exists that, with notice or lapse of time or both, would constitute a default under, any material Governmental Authorizations. None of the material Governmental Authorizations will be terminated or impaired, or become terminable, in whole or in part, as a result of the Transactions contemplated by this Agreement. The Company and each of its Subsidiaries has taken all necessary action to maintain each material Governmental Authorization and no loss or expiration of any material Governmental Authorization is pending, threatened or reasonably foreseeable (other than expiration upon the end of any term). The Governmental Authorizations listed in Section 4.16(b) of the Company Disclosure Schedules collectively constitute all of the material Governmental Authorizations necessary to permit the Company and each of its Subsidiaries to conduct its businesses lawfully in the manner in which it currently conducts such businesses and to permit the Company and each of its Subsidiaries to own and use their respective assets in the manner in which they currently own and use such assets.

(c) Section 4.16(c) of the Company Disclosure Schedules sets forth an accurate and complete list of all Judgments to which the Company or any of its Subsidiaries, or any of the properties or assets owned or used by the Company or any of its Subsidiaries, is or has been subject since the Acquisition Date. To the Knowledge of the Company, no director, officer, employee or agent of the Company or any of its Subsidiaries is subject to any Judgment that prohibits such director, officer, employee or agent from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries.

(d) Except as set forth in Section 4.16(d) of the Company Disclosure Schedules, since the Acquisition Date, neither the Company nor any of its Subsidiaries, to the Knowledge of the Company, nor any trustee, officer, agent, or employee of the Company or any of its Subsidiaries has directly or, to the Knowledge of the Company, indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or, to the Knowledge of the Company, indirect unlawful payment to any foreign or domestic government official or employee or any other Person from corporate funds, (iii) taken any action that would result in a material violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar and applicable anti-corruption or anti-bribery Law (collectively, “Anti-Corruption Laws”) or (iv) made, paid, offered, promised or received any bribe, rebate, payoff, influence payment, facilitation payment, kickback or other improper or corrupt payment in material violation of any applicable Laws.

(e) Except as set forth in Section 4.16(e) of the Company Disclosure Schedules, since the Acquisition Date, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any trustee, director, officer, agent, employee of the Company or any of its Subsidiaries, is or has been at any time the subject or target of any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department or any other relevant Governmental Authority in any jurisdiction where the Company or any of its Subsidiaries conduct business, (“Economic Sanctions”) and has not made any sales to or engaged in business activities with or for the benefit of, and will not use any amounts payable under this Agreement for the purposes of financing the activities of any persons that are the subject or target of Economic Sanctions, or countries that are the target of U.S. comprehensive economic sanctions including Iran, Cuba, North Korea, Syria and the Crimea region of Ukraine.

(f) Since the Acquisition Date, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any trustee, director, officer, agent, employee of the Company or any of its Subsidiaries, is or has been in material violation of applicable Ex-Im Laws. Since the Acquisition Date, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation, or made any voluntary or involuntary disclosure to a Governmental Authority or conducted any internal investigation or audit concerning any actual or potential material violation or wrongdoing, in each case of this Section 4.16 related to Economic Sanctions, Ex-Im Laws or Anti-Corruption Laws.

(g) Since the Acquisition Date, the Company and each of its Subsidiaries have implemented, maintained and enforced effective controls that are sufficient to provide reasonable assurances that material violations of Economic Sanctions, Ex-Im Laws or Anti-Corruption Laws will be prevented, detected and deterred.

(h) The Company and each of its Subsidiaries possess all material permits required to lawfully conduct their respective businesses as now conducted pursuant to applicable Law and to own and use their respective properties and assets in the manner in which such properties and assets are currently owned and used and all such permits are valid and in full force and effect and, to the Knowledge of the Company, there currently are no threatened suspension or cancellation thereof, except as have not been and would not, individually or in the aggregate, reasonably be expected to be material to the Company and each of its Subsidiaries. All fees and charges with respect to such permits as of the execution and delivery hereof have been paid in full, and, to the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such permit, except, in each case, as has not been and would not reasonably be expected to be ,individually or in the aggregate, material to the Company and each of its Subsidiaries.

4.17 Legal Proceedings. Section 4.17 of the Company Disclosure Schedules sets forth an accurate and complete list of all pending Proceedings (a) by or against the Company or any of its Subsidiaries or (b) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions contemplated by this Agreement or (c) that would reasonably be likely to result in liability to the Company or any of its Subsidiaries in any such Proceeding of $50,000 or more. Since the Acquisition Date, there has been no other Proceeding pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective businesses, properties or assets at Law or in equity, except as set forth on Section 4.17 of the Company Disclosure Schedules. There is no Proceeding pending against or, to the Knowledge of the Company, threatened against any Seller, before or by any Governmental Authority, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as whole.

4.18 Customers. Section 4.18 of the Company Disclosure Schedules sets forth an accurate and complete list of the names of the top thirty (30) customers, by actual revenue received from such customer (each, a “Significant Customer”), that ordered goods or services from the Company or any of its Subsidiaries during the twelve (12) month period ended on the date of the Balance Sheet, and the amount for which each such customer was invoiced during such period. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice that a Significant Customer has and, to the Knowledge of the Company, no Significant Customer has threatened to: (A) terminate, cancel, or not renew its Contract with the Company or any of its Subsidiaries, or cease using the products, goods or services of the Company or any of its Subsidiaries; (B) substantially reduce or limit the use of products, goods or services of the Company or any of its Subsidiaries, including in each case, after the consummation of the Transactions contemplated by this Agreement; or (C) renegotiate its business relationship with the Company or any of its Subsidiaries resulting in a reduction in pricing for such Significant Customer.

4.19 Suppliers. Section 4.19 of the Company Disclosure Schedules sets forth an accurate and complete list of the names of the top ten (10) suppliers, by amounts paid to such supplier (each, a “Significant Supplier”), that supplied goods or services to the Company or any of its Subsidiaries during the twelve (12) month period ended on the date of the Balance Sheet, and the amount for which each such supplier invoiced the Company or any of its Subsidiaries during such period. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice that a Significant Supplier has and, to the Knowledge of the Company, no Significant Supplier has threatened to: (A) terminate, cancel, or not renew its Contract with the Company or any of its Subsidiaries, or cease providing the products, goods or services to the Company or any of its Subsidiaries; (B) substantially reduce or limit the production of products, goods or services to the Company or any of its Subsidiaries, including in each case, after the consummation of the Transactions contemplated by this Agreement; or (C) renegotiate its business relationship with the Company or any of its Subsidiaries resulting in an increase in pricing for a the Company or any of its Subsidiaries.

4.20 Insurance. Section 4.20 of the Company Disclosure Schedules sets forth an accurate and complete list of all insurance policies (other than Company Plans) maintained by the Company and each of its Subsidiaries (the “Insurance Policies”). Each Insurance Policy is legal, valid, binding and enforceable, and in full force and effect. All premiums due and payable under such Insurance Policies have been paid and the Company and each of its Subsidiaries is otherwise in compliance in all material respects with the terms thereof. Neither the Company nor any of its Subsidiaries has received notice of and, to the Knowledge of the Company, there is no threatened, termination or non-renewal of, or material premium increase with respect to, any such Insurance Policy. No notice of cancellation, termination, dispute or denial of coverage for any material claim has been received with respect to any Insurance Policy. The Insurance Policies conform to any contractual requirements of the Company and each of its Subsidiaries.

4.21 Related Party Transactions. Except as set forth on Section 4.21 of the Company Disclosure Schedules, and except for the ZM Notes, no Related Party (a) has any interest in any property (real, personal or mixed and whether tangible or intangible) used or held for use in the businesses, activities or operations of the Company or any of its Subsidiaries or (b) is a party to any Contract (except for employment agreements and related compensation arrangements entered into in the Ordinary Course of Business and on substantially arm’s-length terms) with the Company or any of its Subsidiaries (collectively, the “Related Party Agreements”).

4.22 Brokers or Finders. Except as set forth on Section 4.22 of the Company Disclosure Schedules, whose fees shall be paid by the Sellers, neither the Company nor any of its Subsidiaries, nor any Person acting on behalf of any Seller, the Company or any of its Subsidiaries, has incurred, directly or indirectly, any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the Transactions contemplated by this Agreement.

4.23 Food Matters.

(a) The Company and each of its Subsidiaries is and has been in compliance in all material respects with all applicable Food Laws and has not engaged in any conduct considered a prohibited act under the Food Laws.

(b) There has been no presence, release of or exposure to any food contaminants or adulterants, food poisoning or sickening, pests, mold or microbial agents, foreign objects, nor any recalls, facility shutdowns, misbranding, mislabeling or other food-related conditions with respect to the Company or any of its Subsidiaries, including its facilities, businesses or products, that has given or would give rise to Food Claims, Liabilities or obligations of the Company or any of its Subsidiaries under Food Laws. Neither the Company nor any of its Subsidiaries, since the Acquisition Date or at any time if unresolved, received or been subject to any Food Claim or other enforcement action, report, investigation, demand letter, or notice of Liability under or related to any Food Law.

4.24 Representations Regarding ZM. Each of the representations and warranties contained in the ZM Merger Agreement (as qualified by the disclosure schedules attached to the ZM Merger Agreement) were true and correct in all material respects when made and at the closing of the transactions contemplated by the ZM Merger Agreement.

4.25 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND IN THE ANCILLARY AGREEMENTS, THE COMPANY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, AND THE COMPANY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY THE COMPANY’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR BUYER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to the Sellers, as of the date hereof and as of the Effective Date and as of the Closing, as follows:

5.1 Formation and Good Standing. Buyer is a Maryland real estate investment trust and is (a) duly formed, validly existing and in good standing (to the extent such concept is applicable in Buyer’s jurisdiction of formation) under the Laws of the jurisdiction of its formation, (b) has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as now conducted and (c) is duly qualified and in good standing (to the extent such concept is applicable in the relevant jurisdiction) to transact business in each jurisdiction in which the ownership or leasing of its properties or the present or proposed conduct of its business makes such qualification necessary, except where failures to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to materially and adversely affect Buyer’s ability to consummate the Transactions.

5.2 Authority and Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Buyer, its performance hereunder and the consummation of the Transactions have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except as the same may be limited by the Enforceability Exceptions.

5.3 Noncontravention. Subject to the provisions of Section 5.4, the execution and delivery of this Agreement by Buyer does not, and Buyer’s performance hereunder and the consummation of the Transactions shall not, (a) violate any provisions of the Organizational Documents of Buyer, (b) violate or constitute a breach of or default under (with notice or lapse of time, or both), or permit termination, modification or acceleration under, any Contract to which Buyer is party or by which Buyer’s assets are bound, except where such violations, breaches, defaults, terminations, modifications and accelerations would not, individually or in the aggregate, reasonably be expected to materially and adversely affect Buyer’s ability to consummate the Transactions, or (c) violate any Law applicable to Buyer or any Judgment of any Governmental Authority to which Buyer is subject, except where such violations would not, individually or in the aggregate, reasonably be expected to materially and adversely affect Buyer’s ability to consummate the Transactions.

5.4 Consents and Governmental Authorizations. The execution and delivery by Buyer of this Agreement, Buyer’s performance hereunder and the consummation of the Transactions do not require (a) any Consent under any Contract to which Buyer is party or by which Buyer’s assets are bound, except where failures to obtain such Consents would not, individually or in the aggregate, reasonably be expected to materially and adversely affect Buyer’s ability to consummate the Transactions, or (b) any Governmental Authorization where failure to obtain such Governmental Authorization would not, individually or in the aggregate, reasonably be expected to materially and adversely affect Buyer’s ability to consummate the Transactions.

5.5 Litigation. There is no Proceeding pending or, to the knowledge of Buyer, threatened, at law or in equity or before any Governmental Authority which challenges the validity of this Agreement or which could reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Transactions.

5.6 Accredited Investor. Buyer is an “accredited investor,” within the meaning of Rule 501(a) of Regulation D of the Securities Act.

5.7 Investment Entirely for Own Account. The purchase by the applicable Buyer of securities of the Company or Blocker, as applicable, contemplated under this Agreement is being made for Buyer’s own account and not with a view to the resale or distribution of all or any part thereof in a transaction that would violate the Securities Act or any applicable state securities Laws. Buyer confirms that the Company and Blocker have made available to Buyer and its Representatives the opportunity to ask questions of the officers and management employees of the Company, Blocker and their Subsidiaries and to acquire additional information about the business and financial condition of the Company, Blocker and their Subsidiaries as Buyer has requested. Buyer will not sell, convey, transfer or offer for sale any of the Membership Interests or Blocker Shares, except upon compliance with the Securities Act and any applicable state securities Laws or pursuant to an exemption therefrom. Buyer understands that no United States federal or state agency or any other Governmental Authority has passed on or made any recommendation or endorsement of the Membership Interests or Blocker Shares or their fairness or suitability.

5.8 Brokers and Finders. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co. LLC, whose fees shall be paid by Buyer, no agent, broker, investment banker, intermediary, finder or firm acting on behalf of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the execution and delivery of this Agreement, Buyer’s performance hereunder or the consummation of the Transactions.

5.9 Financial Ability.

(a) On or prior to the date of this Agreement, Buyer has delivered to Sellers true, complete and correct copy of a fully executed debt commitment letter, together with any related fee letter (with only the fee amount, economic flex and certain other economic terms redacted in a customary manner (none of which could reasonably be expected to adversely affect conditionality, enforceability or termination provisions of the Debt Commitment Letter or reduce the aggregate principal amount of the debt financing contemplated thereunder (the “Debt Financing”))), dated as of the date of this Agreement, by and among the Debt Financing Sources named therein and Buyer, providing for debt financing as described therein (together, including all exhibits, schedules and annexes, the “Debt Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, each of the Debt Financing Sources named therein has agreed, severally but not jointly, to lend the amounts set forth therein, for the purpose of financing the Transactions. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and constitutes the valid, binding and enforceable obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, enforceable in accordance with its terms, in each case, subject to the Enforceability Exceptions. There are no conditions precedent related to the funding of the full amount of the Debt Financing contemplated by the Debt Commitment Letter, other than the conditions precedent set forth in the Debt Commitment Letter (such conditions precedent, the “Debt Financing Conditions”).

(b) As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified in any manner, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Buyer or, to the knowledge of Buyer, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Buyer or, to the knowledge of Buyer, any other party thereto, other than to add lenders, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement. As of the date of this Agreement, assuming the conditions set forth in Article VII will be satisfied, Buyer has no reason to believe that (i) any of the Debt Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Debt Financing contemplated by the Debt Commitment Letter will not be available to Buyer on the Closing Date.

(c) As of the date of this Agreement, Buyer is not in default or breach under the terms and conditions of the Debt Commitment Letter. As of the date of this Agreement, there are no side letters, understandings or other agreements or arrangements affecting the availability of the full amount of the Debt Financing to which Buyer or any of its Affiliates is a party, other than those set forth in the Debt Commitment Letter and the fee letter related to the Debt Commitment Letter delivered to the Sellers pursuant to Section 5.9(a). Buyer or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Debt Commitment Letter to be paid on or prior to the date of this Agreement.

(d) Assuming the satisfaction of all of the conditions set forth in Article VII, Buyer will have at the Closing all funds necessary to (i) pay at Closing the payments set forth in Section 2.2(b) and the other payments under Article II when they become due and payable, (ii) pay any and all the fees and expenses required to be paid by Buyer and, following the Closing, the Company in connection with the Transactions, (iii) pay for any refinancing of any outstanding Indebtedness of the Company or its Subsidiaries contemplated by the Transactions and (iv) satisfy all of the other payment obligations of Buyer and, following the Closing, the Company contemplated hereunder (collectively, the “Fund Uses”). Buyer affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Buyer obtains financing for or related to any of the Transactions contemplated hereby.

5.10 Solvency. As of the Closing, (a) assuming that the conditions to the obligation of Buyer to consummate the Closing set forth in Article VII have been satisfied or waived, (b) compliance by the Company with the covenants contained in this Agreement and the other Ancillary Agreements to which the Company is a party and (c) that the most recent financial forecasts of the Company and its Subsidiaries made available to Buyer have been prepared in good faith based upon assumption that were and continue to be reasonable, then immediately following the Closing and after giving effect to all of the Transactions contemplated by this Agreement, the payment of the aggregate consideration to which the Sellers are entitled under Article II, funding of any obligations of the Company and its Subsidiaries which become due or payable by the Company and its Subsidiaries in connection with, or as a result of, the Closing and payment of all related fees and expenses, the Company and its Subsidiaries, taken as a whole, will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other Liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable Liability on its existing debts, including contingent and other Liabilities, as they mature), (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or (iii) have incurred debts, or be expected to incur debts, including contingent and other Liabilities, beyond its ability to pay them as they become due.

5.11 Independent Investigation; No Reliance. Buyer has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of Blocker, the Company and their Subsidiaries, which investigation, review and analysis was conducted by Buyer and its Affiliates and, to the extent Buyer deemed appropriate, by the Representatives of Buyer. Buyer acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of Blocker, the Company and their Subsidiaries for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Sellers, Blocker, the Company, their Subsidiaries or any of their respective Representatives (except the specific representations and warranties set forth in this Agreement and the representations and warranties set forth in the other Ancillary Agreements to which it is a party and subject to the qualifications and limitations therein), and Buyer acknowledges and agrees, to the fullest extent permitted by Law, that:

(a) neither the Sellers, Blocker, the Company, their Subsidiaries nor any of their respective Affiliates, controlling Persons or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in management presentations relating to the Sellers, Blocker, the Company or their Subsidiaries made available to Buyer, its Affiliates or its respective Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of Blocker, the Company or their Subsidiaries, in “break-out” discussions, in responses to questions submitted by or on behalf of Buyer, its Affiliates or its Representatives, whether orally or in writing, in materials prepared by or on behalf of Blocker, the Company or their Subsidiaries, or in any other form, or (ii) the pro-forma financial information, projections or other forward-looking statements of Blocker, the Company or any of their Subsidiaries, in each case in expectation or furtherance of the Transactions; and

(b) neither any Seller, Blocker, the Company, their Subsidiaries nor any of their respective Affiliates, controlling Persons or Representatives or any other Person shall have any Liability or responsibility whatsoever to Buyer or its Affiliates, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to Blocker, the Company and their Subsidiaries provided to Buyer, in materials furnished in the Company’s data site (virtual or otherwise), in presentations by Blocker’s or the Company’s management or otherwise), to Buyer or its Affiliates, controlling Persons or Representatives (or any omissions therefrom). Nothing set forth in this Section 5.11 shall relieve any party hereunder of any liability for Fraud actually committed (either by action, inaction or omission) by such party.

5.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement and the Ancillary Agreements, Buyer makes no express or implied representation or warranty with respect to Buyer, the Transactions or any other information provided to Sellers, Blocker or the Company in connection with the Transactions, including the accuracy, completeness or currency thereof, and none of Sellers, Blocker nor the Company is relying on any statement or representation or warranty, oral or written, legal or contractual, express or implied, made by Buyer, except as expressly contained in this Agreement and the Ancillary Agreements.

ARTICLE VI

COVENANTS

6.1 Cooperation.

(a) Buyer and the Sellers shall use reasonable best efforts to make or file with the appropriate Governmental Authority all filings, forms, registrations and notifications required by Law to be filed to consummate the Transactions, and subsequent to such filings, Buyer and the Sellers will respond to inquiries from Governmental Authorities, or provide appropriate responses to any supplemental information requests made by Governmental Authorities, in connection with filings made with or inquiries received from such Governmental Authorities.

(b) Except as prohibited by Law, Buyer, Sellers, the Sellers’ Representative and the Company shall each (i) use its reasonable best efforts to furnish to the other parties all information required for any filing or other submission to be made to any Governmental Authority in connection with the Transactions, (ii) promptly inform the other parties of any substantive oral communication with, and notify the other parties of any substantive written communication to such party from, any Governmental Authority regarding the Transactions and permit the other parties hereto to review in advance any proposed written communication to any such Governmental Authority and (iii) not participate in any meetings or substantive discussions with any Governmental Authority with respect to such Governmental Authorizations without offering the other parties hereto a meaningful opportunity to participate in such meetings or discussions to the extent permitted by such Governmental Authority.

(c) In furtherance and not in limitation of the provisions of this Section 6.1, each Buyer shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an Judgment prohibiting the consummation of the Transactions or (iii) delay the consummation of the Transactions.

(d) Buyer shall, and shall cause its Affiliates to take all actions necessary to, (i) resolve as soon as practicable objections, if any, asserted by any Governmental Authority with respect to this Agreement or the Transactions contemplated by this Agreement and (ii) obtain promptly all consents, approvals, authorizations, declarations, releases, waivers, licenses, franchises, permits, certificates or orders from any Governmental Authority necessary in connection with the consummation of the Transactions contemplated by this Agreement as promptly as practicable and in any event on or prior to the Outside Date, without challenge by any Governmental Authority, and otherwise resolve any objections, if any, asserted by any Governmental Authority with respect to this Agreement or the Transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates shall be required to propose, negotiate, commit to, effect, or accept any actions with respect to this Section 6.1(d) if such actions would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.2 Access; Confidentiality.

(a) Between the Effective Date and the earlier of the Closing Date or the termination of this Agreement, subject to applicable Law, Sellers and the Company shall afford the officers, employees, authorized agents and Representatives of Buyer (including its legal advisors and accountants), at Buyer’s sole expense, reasonable access, at reasonable times during normal business hours, to the personnel (including any personnel responsible for the preparation of the Company’s financial statements and internal controls), premises, properties, financial statements, forecasts and other financial data, books and records of the Company and its Subsidiaries as Buyer may reasonably request; provided that, Sellers and the Company shall not be required to take any action beyond commercially reasonable efforts or that would unreasonably disrupt the normal operations of the Company or any of its Subsidiaries; provided, however, that nothing in this Agreement shall limit Buyer’s rights of discovery as determined or permitted by a Governmental Authority. The foregoing shall not require any Seller or the Company to permit any inspection, or to disclose any information, that in their or its reasonable judgment as determined in good faith is reasonably likely to result in the waiver of any attorney-client privilege, the disclosure of any protected Intellectual Property of any third party, the violation of any Law or of their or its obligations with respect to confidentiality, or the loss of the status of any trade secret as a trade secret under applicable Law; provided, however, that the Company shall use commercially reasonable efforts to obtain a waiver of any such confidentiality obligations upon Buyer’s reasonable prior written request. All requests for information made pursuant to this Section 6.2(a) shall be directed by Buyer to Daniel Kaplan, Chief Executive Officer of the Company, or such other officer as may be designated from time to time by the Sellers’ Representative to receive such requests.

(b) Except for disclosures permitted by the terms of that certain Non-Disclosure Agreement, dated as of October 3, 2018 by and between Buyer and the Company and the other parties from time to time party thereto (as amended or otherwise modified from time to time, the “Confidentiality Agreement”), each party and its Representatives shall hold all information received from the Company pursuant to this Section 6.2 in confidence in accordance with the terms of the Confidentiality Agreement; provided that solely in connection with the Financing, Buyer will be permitted to disclose such information to any financing sources or prospective financing sources and/or ratings agencies (and, in each case, to their respective counsel and auditors) so long as each such Person is subject to customary confidentiality undertakings consistent with those required under Section 6.6(c).

6.3 Conduct of Business. From the Effective Date to the earlier of the Closing Date or the termination of this Agreement, except (i) as expressly required or contemplated by this Agreement (including with respect to the Reorganization), (ii) as may be required by applicable Law, (iii) as required by a Governmental Authority, (iv) for matters set forth on Section 6.3 of the Company Disclosure Schedules, (v) for quarterly tax distributions declared and paid in the Ordinary Course of Business, (vi) cash payments by the Company or its Subsidiaries in connection with the Growth Capex Plan, (vii) cash payments as permitted by Section 6.3(d); and (viii) to the extent Buyer shall otherwise consent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company agrees that:

(a) The Company shall, and shall cause its Subsidiaries to, (i) carry on their business in the Ordinary Course of Business (including, for the avoidance of doubt, by using commercially reasonable efforts to address any force majeure events, subject to compliance with Buyer’s consent rights in Section 6.3(b)) and (ii) use commercially reasonable efforts to (A) maintain their material assets and properties (including the Owned Real Property) in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Company or its Subsidiaries control excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationship with third parties and (C) keep available the services of its present officers; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.3(b) shall be deemed a breach of this Section 6.3(a) unless such action would constitute a breach of one or more of the provisions of Section 6.3(b).

(b) The Company shall not, and shall not permit any of its Subsidiaries to:

(i) amend or modify its Organizational Documents;

(ii) issue, sell, pledge, transfer or dispose of, or redeem, purchase or acquire, any shares of its capital stock or other equity interests, or grant any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other agreements or rights to purchase or otherwise acquire any shares of its capital stock or other equity interests, or grant any stock appreciation, phantom stock, profit participation, or similar rights;

(iii) effect or adopt a plan (or consummate an existing plan) of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, reclassification, stock split or like change in its capitalization;

(iv) (A) adopt or change a material method of Tax accounting, (B) adopt or change any annual Tax accounting period, or (C) make any material Tax election, change or rescind any material Tax election, file any amended material Tax Return, enter into any closing agreement related to a material amount of Taxes, settle, compromise, concede or abandon any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax;

(v) declare or pay any non-cash dividends on or make other non-cash distributions in respect of any of its capital stock or other equity interest;

(vi) except in connection with additional draws under any existing Indebtedness of the Company or its Subsidiaries or letters of credit issued for the account of the Company or its Subsidiaries made in the Ordinary Course of Business, (A) incur, create, assume, guarantee or be liable for, refinance, replace or prepay any Indebtedness for borrowed money or issue any debt securities in excess of $5,000,000 individually or $10,000,000 in the aggregate, (B) make any loans or advances, or make any capital contributions to, or invest in, any other Person or (C) commit to make or make capital expenditures, other than the Growth Capex Expenditures or replacements of personal property in the Ordinary Course of Business;

(vii) acquire or agree to acquire any real property, personal property (other than personal property at a total cost of less than $5,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, provided that the Company and its Subsidiaries shall be permitted to make such acquisitions in an aggregate amount not to exceed $5,000,000 without the prior written consent of Buyer;

(viii) sell, pledge, assign, transfer, license, abandon or dispose of or encumber (A) real property, businesses or assets having a value in excess of $500,000 individually or $2,000,000 in the aggregate or (B) material Intellectual Property of the Company except for Permitted Encumbrances;

(ix) grant or permit the attachment of any Encumbrances on any Real Property other than Permitted Encumbrances;

(x) except as required by Law, (A) increase in any respect the compensation or benefits of, or enter into any compensation or benefit agreement or arrangement with, any Key Employee, (B) adopt, establish, enter into, amend or terminate in any material respect any Company Plan or employment agreement, or accelerate the time of payment, vesting or funding of any compensation or benefits under any Company Plan (including any plan or arrangement that would be a Company Plan if it was in effect on the date hereof), (C) hire or terminate (other than for “cause”) any individual with base annual compensation in excess of $150,000 other than the hiring of any individual to fill vacant positions as of the date hereof or (D) enter into any severance or retention agreements in connection with the Transactions or outside of the Ordinary Course of Business;

(xi) except as required by the terms of collective bargaining agreements as in effect on the date hereof, commence, modify or cease any contributions to, or any obligation to contribute to, any Multiemployer Plan;

(xii) implement any employee layoffs requiring notice under the WARN Act;

(xiii) make any change in any method of accounting for financial reporting, except for any such change after the Effective Date required by reason of a concurrent change in or interpretation of GAAP;

(xiv) (A) enter into any agreement or arrangement that if entered into prior to the date hereof would be a Material Contract or (B) amend, modify, renew, assign, terminate or waive any material right under any Material Contract, other than any termination or renewal in accordance with the terms of any existing Material Contract that occurs automatically without any action (other than notice of renewal) by the Company or any of its Subsidiaries, in each case, outside the Ordinary Course of Business;

(xv) engage in (A) any practice intended to have the effect of accelerating to the pre-Closing period collections of receivables or revenue that would otherwise be expected (in the Ordinary Course of Business) to be made in post-Closing periods (including incremental discounting, changes in invoicing terms or other similar practices) or (B) any practice intended to have the effect of postponing to post-Closing periods payments by the Company or any of the Subsidiaries that would otherwise be expected (in the Ordinary Course of Business) to be made in the pre-Closing period;

(xvi) pay, discharge, settle or compromise any pending or threatened Proceeding or claim (whether or not commenced prior to the date of this Agreement), which (A) involves payment to or by the Company or any of its Subsidiaries (exclusive of attorney’s fees) in excess of $500,000 in any single instance or in excess of $2,000,000 in the aggregate, (B) imposes material restrictions on the operations of the Company or its Subsidiaries, (C) is by equityholders of the Company or any other Person and relates to the Transactions, (D) after the Closing Date will require the Company or its Subsidiaries to satisfy any obligation or (E) imposes any equitable or injunctive relief;

(xvii) enter into any new line of business material to the Company and its Subsidiaries, taken as a whole;

(xviii) cancel, terminate, fail to keep in place or reduce the amount of any insurance coverage provided by the Insurance Policies without obtaining substantially equivalent (in the aggregate) substitute insurance coverage; or

(xix) agree or commit to do any of the above.

(c) From the Effective Date to the earlier of the Closing Date or the termination of this Agreement, the Company shall make Growth Capex Expenditures in accordance with the Growth Capex Plan.

(d) The Sellers may, on or prior to the Closing Date, (x) sweep, or cause to be swept, funds from bank accounts maintained by the Company and its Subsidiaries to other bank accounts of Sellers or any of their Affiliates, or (y) otherwise transfer, or cause to be transferred, to Sellers or any of their Affiliates all freely available cash and cash equivalents of the Company and its Subsidiaries or use such freely available cash and cash equivalents to repay Indebtedness.

6.4 Publicity. Buyer (and following Closing, the Company and Blocker), on the one hand, and the Sellers (and prior to Closing, the Company and Blocker), on the other hand, shall communicate and cooperate with each other prior to any press release or public disclosure of the Transactions contemplated by this Agreement. Buyer (and following Closing, the Company and Blocker), on the one hand, and the Sellers (and prior to Closing, the Company and Blocker), on the other hand, agree, and shall cause their respective Subsidiaries to agree, that no public release or announcement concerning the terms of the Transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except such release or announcement as may be required by Law or the rules and regulations of any stock exchange upon which the securities of one of a Seller’s Affiliates or Buyer or one of its Affiliates are listed, in which case the party required to make the release or announcement shall, on a basis that is commercially reasonable under the circumstances, provide the other party an opportunity to review and comment on such release or announcement in advance of such issuance to the fullest extent permitted by Law and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that (i) Holdco Seller and Blocker Seller are permitted to (A) report and disclose the status and terms (including price terms) of this Agreement and the Transactions contemplated hereby to their (or their sponsors’) direct or indirect limited partners if required by those governing documents with those limited partners and otherwise in the ordinary course of their business and (B) disclose the consummation of the Transactions contemplated hereby (but not, without the consent of the other parties, price terms or the name of such other parties) on their websites and otherwise in the ordinary course of their business and (ii) the Sellers are permitted to report and disclose the status of this Agreement and the Transactions contemplated hereby pursuant to an internal communication or otherwise to its employees.

6.5 Directors’ and Officers’ Indemnification.

(a) Subject to Section 6.5(h), without limiting any additional rights that any Person may have under any Company Plan, from the Closing Date through the sixth (6th) anniversary of the date of the Closing Date, each of Buyer, the Company and the Blocker shall indemnify and hold harmless each present (as of immediately prior to the Closing) and former officer, director, manager, agent, employee or fiduciary of Blocker, the Company and their Subsidiaries (the “Indemnified Individuals”) from and against all claims, losses, Liabilities, damages, Judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (“Losses”), incurred in connection with any claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Individual is or was an officer, director, manager, agent, employee, fiduciary or agent of Blocker, the Company or their Subsidiaries or (ii) matters existing or occurring at or prior to the Closing (including this Agreement and the other Transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law. Subject to Section 6.5(h), in the event of any such claim, action, suit, Proceeding or investigation, (x) each Indemnified Individual will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, Proceeding or investigation from Buyer or the Company within ten (10) Business Days of receipt by Buyer or the Company from the Indemnified Individual of a request therefor, (y) neither Buyer nor the Company, Blocker or their Subsidiaries shall settle, compromise or consent to the entry of any Judgment in any Proceeding or threatened action, suit, Proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Individual hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Individual from all Liability arising out of such action, suit, Proceeding, investigation or claim or such Indemnified Individual otherwise consents, and (z) the Company and Blocker shall cooperate in the defense of any such matter.

(b) Subject to Section 6.5(h), each of Buyer, the Company and Blocker agrees that any indemnification and advancement of expenses available to any Indemnified Individual by virtue of such Indemnified Individual’s service as a partner or employee of any investment fund that is an Affiliate of Blocker or the Company prior to the Closing (any such Indemnified Individual, a “Sponsor Director”) shall be secondary to the indemnification and advancement of expenses to be provided by Buyer, Blocker and the Company pursuant to this Section 6.5 and that Buyer, the Company and Blocker (i) shall be the primary indemnitors of first resort for Sponsor Directors pursuant to this Section 6.5, (ii) shall be fully responsible for the advancement of all expenses and the payment of all Losses with respect to Sponsor Directors which are addressed by this Section 6.5 and (iii) shall not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification available to any Sponsor Director with respect to any matter addressed by this Section 6.5.

(c) Subject to Section 6.5(h), the Organizational Documents of each of Blocker, the Company and their Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, managers and officers than are set forth in the Organizational Documents of Blocker, the Company and their Subsidiaries as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing in any manner that would adversely affect the rights thereunder of any such individuals.

(d) Prior to the Closing Date, the Company shall purchase a “tail” insurance policy (the fees, costs, expenses and premium of which shall constitute Transaction Expenses) for a period of six (6) years after the Closing, with reputable and financially sound carriers of at least the same coverage and amounts and containing terms and conditions that are no less advantageous than the current policies of directors’ and officers’ liability insurance maintained by Blocker, the Company and their Subsidiaries with respect to claims arising from or related to facts or events that occurred at or before the Closing. Buyer agrees to take all necessary actions to maintain such policies in full force and effect and fulfill its obligations thereunder throughout such six (6) year period following the Closing.

(e) Notwithstanding anything herein to the contrary, if any Proceeding (whether arising before, at or after the Closing) is made against any Indemnified Individual on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 6.5 shall continue in effect until the final disposition of such Proceeding.

(f) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Individuals and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Individual is entitled, whether pursuant to Law, Contract or otherwise.

(g) In the event that Buyer, the Company, Blocker or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such party, as the case may be, shall succeed to the obligations set forth in this Section 6.5. In addition, the Company and Blocker shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Company and Blocker unable to satisfy its obligations under this Section 6.5.

(h) Notwithstanding any provision of this Agreement to the contrary, any indemnification or advancement obligations required pursuant to this Section 6.5 shall be limited to amounts recoverable under the “tail” insurance policy purchased in accordance with Section 6.5(d).

6.6 Financing Cooperation.

(a) From the date hereof and ending at the earlier of (i) the Closing Date and (ii) termination of this Agreement, the Company will use reasonable best efforts, and will cause its Subsidiaries to use reasonable best efforts, to provide to Buyer, at the sole expense of Buyer, all cooperation reasonably requested by Buyer in connection with the arrangement of any financing deemed reasonably necessary by Buyer in connection with the Transactions (the “Financing”)

(provided, however, that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company), including (A) upon reasonable notice, making the senior officers of the Company available to participate in a reasonable number of meetings with prospective lenders at reasonable times; (B) upon reasonable notice, participating in meetings, due diligence sessions, drafting sessions, presentations, “road shows” and sessions with prospective financing sources, investors and ratings agencies, and reasonably cooperating with the marketing efforts of Buyer and its financing sources at reasonable times; (C) furnishing the Buyer and its lenders with (i) the Financial Statements, (ii) the audited consolidated financial statements of ZM as of and for the years ended June 30, 2018 and June 30, 2017, (iii) quarterly unaudited financial statements of the Company for the fiscal quarter beginning January 1, 2019 and (iv) other information regarding the Company and the Subsidiaries reasonably requested by Buyer of the type required by Regulation S-X or Regulation S-K under the Securities Act and of the type and form customarily included in a (x) bank information memorandum, (y) registered offering of debt securities by Regulation S-X and Regulation S-K under the Securities Act and (z) private placement of debt securities pursuant to Rule 144A promulgated under the Securities Act, Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act, all of which will be provided by the Company as promptly as practicable after the date of this Agreement and in any event not later than the Outside Date; provided that, notwithstanding the foregoing, in no event shall the Company or its Subsidiaries be required to provide (i) financial statements or other financial data (including selected financial data) for the Company for any period other than as of and for the fiscal year ended December 31, 2018, (ii) pro forma financial information or projections, including pro forma financial information that may be required by Article 11 of Regulation S-X, (iii) financial information otherwise required by Rule 3-03(e), Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X, (iv) “segment reporting,” (v) any Compensation Discussion and Analysis required by Item 402 of Regulation S-K and information regarding executive compensation related to the SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or (vi) other customary exceptions; (D) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (including a bank information memorandum that does not include material non-public information and the delivery of customary authorization letters with respect to the bank information memoranda executed by a senior officer of the Company), prospectuses and similar documents; (E) directing the Company’s accountants to provide customary accountants’ comfort letters; (F) providing information about the Company and its subsidiaries as is reasonably requested in writing by Buyer’ financing sources at least ten (10) days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; (G) providing customary corporate diligence materials, including organizational documents; (H) arranging for access to any existing third-party diligence reports, including environmental and property inspection reports and any appraisals, together with customary reliance letters, and providing access to each property acquired in the Transactions to all the Buyer’s financing sources to complete their customary diligence; (I) providing copies of any title policies, title searches with respect to the properties acquired in Transactions to the extent such documents are in the possession or control of the Company or any of its Subsidiaries as of the date of this Agreement; and (J) executing and delivering any commitment letters, underwriting or placement agreements, registration statements, credit agreements, indentures, pledge and security documents, other definitive financing documents or other requested certificates or documents, including a customary solvency certificate by the chief financial officer of the

Company; provided, further, that the Company shall only be obligated to deliver such information to the extent they may be reasonably obtained from the books and records of the Company and its Subsidiaries without undue effort or expenses and, in no event shall such information be deemed to include, or shall the Company otherwise be required to provide, pro forma financial statements or pro forma adjustments related to the Financing, provided that, the Company and its Subsidiaries shall provide financial information reasonably requested by Buyer necessary for Buyer to prepare its pro forma financial statements or pro forma adjustments; provided that neither the Company nor its Subsidiaries shall be responsible in any manner to provide information relating to (x) the proposed aggregate amount of debt and/or equity financing (as applicable), together with assumed interest rates, dividends (if any), fees and expenses relating to the incurrence of such debt or equity financing, for the Transactions contemplated hereby, (y) the assumed pro forma capitalization of the Company after giving effect to the Closing, the financing and the refinancing or repayment of any indebtedness of the Company and its Subsidiaries in connection therewith and (z) any post-Closing or pro forma assumed cost savings, synergies and similar adjustments (and the assumptions relating thereto) (all of which adjustments and assumptions shall be the responsibility of Buyer).

(b) Notwithstanding the foregoing, nothing in this Agreement shall require the Company or any of its Subsidiaries or the Sellers’ Representative to (1) take or permit the taking of any action that (A) would require the Company or any of its Subsidiaries or the Sellers’ Representative to pass resolutions or consents to approve or authorize the execution of the Financing or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that is effective prior to the Closing, or that would be effective if the Closing does not occur, except for the authorization letters contemplated above, (B) would cause any representation or warranty in this Agreement to be breached, (C) would require the Company or any of its Subsidiaries or the Sellers’ Representative to pay any commitment or other similar fee, reimburse any third-party expense, provide any indemnities or incur any other expense, liability or obligation in connection with the Financing that is not, subject to the limitations therein, subject to reimbursement or is not otherwise indemnified by Buyer, (D) would cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries or the Sellers’ Representative to incur any personal liability or (E) would reasonably be expected to result in a material violation or breach of, or a default under, any Material Contract to which the Company or any of its Subsidiaries or the Sellers’ Representative is a party, the organizational documents of the Company or any of its Subsidiaries or any Law, (2) provide access to or disclose information that the Company or any of its Subsidiaries or the Sellers’ Representative reasonably determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or the Sellers’ Representative, jeopardize the trade secret status of any Company trade secrets, or violate any of their or its obligations with respect to confidentiality or (3) deliver or cause to be delivered any opinion of counsel or negative assurance letter. Nothing contained in this Section 6.6 or otherwise shall require the Company or any of its Subsidiaries or the Sellers’ Representative, prior to Closing, to be an issuer or other obligor with respect to the Financing.

(c) Buyer shall, promptly upon written request by the Company, reimburse the Company for all out-of-pocket costs (including attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the Financing or performing their obligations under this Section 6.6, whether or not the Transactions are consummated or this Agreement is terminated.

Buyer shall indemnify and hold harmless the Company, its Subsidiaries, the Sellers’ Representative and its equity holders, Affiliates and Representatives from and against any and all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred by the Company or any of its Subsidiaries or the Sellers’ Representative arising therefrom. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 6.6 shall be kept confidential in accordance with the Confidentiality Agreement, except that Buyer shall be permitted to disclose such information to potential financing sources and to ratings agencies during the syndication and marketing of any Financing, subject to customary confidentiality undertakings by such potential financing sources. None of the representations, warranties or covenants of the Company set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Company or any of its Subsidiaries at the request of Buyer pursuant to this Section 6.6.

(d) To the extent that this Section 6.6 requires the Company’s cooperation with respect to any of the obligations of Buyer relating to Financing, the Company shall be deemed to have complied with this Section 6.6 for purposes of Article VII if the Company has provided Buyer with the assistance required under this Section 6.6 with respect to the Financing. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Article VII, as it applies to the Company’s obligations under this Section 6.6, shall be deemed satisfied unless the Financing has not been obtained primarily as a result of the Company’s material breach of its obligations under this Section 6.6, which breach is a consequence of an act or failure to act by the Company with the actual knowledge that the taking of such act or failure to take such act would cause such breach. Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that the obtaining of the Financing is not a condition to the Closing.

(e) Buyer shall, upon the request of Sellers, keep Sellers informed on a current basis of the status of the Financing and material developments with respect thereto and provide Sellers promptly (and in no event later than within one (1) Business Day) with copies of any material definitive agreements related to the Financing.

6.7 Debt Financing.

(a) Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing or any Substitute Debt Financing on the terms and conditions specified in the Debt Commitment Letter (and, in any event, no later than the time at which the Closing is required to occur pursuant to Section 2.3), including using its reasonable best efforts to (i)(A) maintain in effect the Debt Commitment Letter and comply with all of their respective covenants and obligations thereunder, (B) negotiate and, assuming all conditions to Closing set forth in Article VII hereof have been satisfied, enter into and deliver definitive agreements with respect to the Debt Financing reflecting the terms and conditions contained in the Debt Commitment Letter, so that such agreements are in effect no later than the time at which the Closing is required to occur pursuant to Section 2.3 and (C) enforce its rights under the Debt Commitment Letter and (ii) satisfy on a timely basis all the conditions to the Debt Financing and the definitive agreements related thereto that are in Buyer’s (or its Affiliates’)

control. In the event that all conditions set forth in Article VII have been satisfied or waived or, upon funding shall be satisfied or waived, and the Closing should otherwise occur pursuant to Section 2.3, Buyer and its Affiliates shall use their reasonable best efforts to cause the Debt Financing Sources to fund the Debt Financing at Closing.

(b) Buyer shall promptly (and in no event later than one (1) Business Day) after obtaining knowledge thereof, give Sellers written notice (i) of any breach or default by Buyer, its Affiliates, any Debt Financing Source or any other party to the Debt Commitment Letter or any definitive document related to the Debt Financing (or any event or circumstance, with or without notice, lapse of time, or both, would give rise to any breach or default) that would be reasonably likely to result in the failure of any Debt Financing Source to comply with its funding obligations under the Debt Commitment Letter or that would prevent the Debt Financing from being consummated at Closing, (ii) of receipt of written notice of any threatened or actual withdrawal, repudiation, expiration, intention not to fund or termination of or relating to the Debt Commitment Letter or the Debt Financing or (iii) of any material dispute or disagreement between or among any parties to the Debt Commitment Letter or any definitive document related to the Debt Financing (other than ordinary course of business negotiations) that would be reasonably likely to result in the failure of any Debt Financing Source to comply with its funding obligations under the Debt Commitment Letter or that would prevent the Debt Financing from being consummated at Closing. Buyer may amend, modify, terminate, assign or agree to any waiver under the Debt Commitment Letter without the prior written approval of Sellers; provided that Buyer shall not, without Sellers’ prior written consent, permit any such amendment, modification, assignment, termination or waiver to be made to, or consent to or agree to any waiver of, any provision of or remedy under the Debt Commitment Letter which would (A) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount (except as set forth in any “flex” provisions existing on the Effective Date)), (B) impose new or additional conditions to the Debt Financing or otherwise expand, amend or modify any of the conditions to the Debt Financing or (C) otherwise expand, amend, modify or waive any provision of the Debt Commitment Letter or the Debt Financing in a manner that in the case of this clause (C) would reasonably be expected to (I) delay, prevent or make less likely the consummation of the Transactions hereunder or the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) at Closing, (II) adversely impact the ability of Buyer to enforce its rights against the Debt Financing Sources or any other parties to the Debt Commitment Letter or the definitive agreements with respect thereto or (III) adversely affect the ability of Buyer to timely consummate the Transactions; provided, further, that the Debt Commitment Letter may be amended, supplemented or otherwise modified to add additional Debt Financing Sources who are not parties to the Debt Commitment Letter as of the date hereof. In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Commitment Letter permitted pursuant to this Section 6.7(b), such new commitment letters and/or fee letters shall be deemed to be a part of the “Debt Financing” and deemed to be the “Debt Commitment Letter” for all purposes of this Agreement. Buyer shall promptly (and in any event no later than one (1) Business Day) deliver to Sellers true, correct and complete copies of any termination, amendment, modification or replacement of the Debt Commitment Letter. If funds in the amounts set forth in the Debt Commitment Letter, or any portion thereof, become unavailable, Buyer shall, and shall cause its Affiliates, as promptly as practicable following the occurrence of such event, to (x) notify Sellers in writing thereof, (y) use their respective reasonable best efforts to obtain substitute debt financing sufficient to replace any Debt Financing that ceases to be available (the “Substitute Debt Financing”) on terms and conditions that are not less favorable (taken as a whole) to Buyer than the terms and conditions (taken as a whole) set forth in the Debt Commitment Letter and (z) use their respective reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Debt Financing and, promptly after execution thereof (and, in any event, no later than one (1) Business Day), deliver to Sellers true, complete and correct copies of the new commitment letter and the related fee letters (redacted in a similar manner as described in Section 5.9(a) hereof) and related definitive financing documents with respect to such Substitute Debt Financing. Upon obtaining any commitment for any such Substitute Debt Financing, such financing shall be deemed to be a part of the “Debt Financing” and any commitment letter for such Substitute Debt Financing shall be deemed the “Debt Commitment Letter” for all purposes of this Agreement.

(c) Buyer shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Debt Commitment Letter.

(d) Notwithstanding anything contained in this Agreement to the contrary, Buyer expressly acknowledges and agrees that neither Buyer’s obligations hereunder are conditioned in any manner upon Buyer obtaining the Debt Financing, any Substitute Debt Financing or any other Financing or financing.

(e) Notwithstanding anything contained in this Agreement to the contrary, including Section 6.7(b), Buyer may terminate the Debt Commitment Letter or amend the Debt Commitment Letter to modify the size of the Facility (as such term is defined in the Debt Commitment Letter) if Buyer (i) determines reasonably and in good faith that Buyer otherwise has sufficient funds to consummate the Acquisition without the use of all or part of the Debt Financing and (ii) Buyer deposits an amount equal to the full amount necessary to fund the payments required to be made by Buyer under Article II at the Closing (or an amount which, when combined with the Facility, shall constitute the such full amount) into a restricted, secured or escrowed account. If Buyer decides to terminate or amend the Debt Commitment Letter, Buyer shall deliver prior written notice of such termination or amendment to Sellers, accompanied with evidence of the funding into a restricted, secured or escrowed account as contemplated by the foregoing sentence. Upon the Sellers’ reasonable satisfaction that sufficient funds have been deposited into such restricted, secured or escrowed account, Buyer may deliver notice of termination or amendment of the Debt Commitment Letter to the Debt Financing Sources.

6.8 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and the Sellers for certain Tax matters:

(a) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions (including costs of filing necessary Tax Returns and other documentation in connection with such Taxes) shall be borne and paid when due fifty percent (50%) by Buyer and, except as otherwise taken into account in the calculation of Indebtedness, fifty percent (50%) by Sellers. The Sellers will file all necessary Tax Returns and other documentation in connection with such Taxes and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns and other documentation. The Sellers’ Representative, Buyer and the Company shall, upon written request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

(b) Preparation and Filing of Tax Returns; Tax Contests.

(i) The Sellers’ Representative shall prepare, or cause to be prepared, and file, or cause to be filed, all Pass-Through Tax Returns for the Company and its Subsidiaries, in each case, for all Pre-Closing Tax Periods that are filed after the Closing Date (collectively, “Seller-Prepared Tax Returns”). Such Tax Returns shall be prepared in a manner consistent with past practice, except to the extent otherwise required by applicable Law. Sellers’ Representative shall deliver to Buyer, for its review and comment, a draft of each such Tax Return at least fifteen (15) days prior to the applicable filing deadline of such Tax Return and shall consider any reasonable comments from Buyer in good faith. If Buyer and Sellers’ Representative are unable to resolve any disputes with respect to Buyer’s comments through negotiation in good faith within fourteen (14) days of Sellers’ Representative’s receipt of Buyer’s comments, unless Buyer and Sellers’ Representative agree to continue to attempt to resolve any such dispute in good faith, such dispute shall be submitted to the Accountant for resolution, which resolution shall be final and binding upon the Parties hereto.

(ii) Buyer, at its sole cost and expense, shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of Blocker and all Tax Returns of the Company or its Subsidiaries which, in each case, are not Tax Returns prepared, or caused to be prepared, by Sellers’ Representative pursuant to Section 6.8(b)(i) (collectively, “Buyer-Prepared Tax Returns”).

(iii) Buyer will promptly notify the Sellers’ Representative in writing of any proposed Tax assessment or claim or the commencement of any audit or Proceeding involving the Company or its Subsidiaries that relates to a Seller-Prepared Tax Return (“Seller Tax Contest”). Such notice shall contain factual information to the extent known describing the asserted Tax Liability in reasonable detail and shall include copies of any notice or other document received from any Tax Authority in respect of any such asserted Tax Liability. The Sellers’ Representative shall have the sole right to control the conduct of any Seller Tax Contest; provided, that, the Sellers’ Representative shall keep Buyer informed regarding the progress and substantive aspects of each such Seller Tax Contest, and shall provide Buyer with copies of all written correspondence with a Governmental Authority relating to the proceedings. Buyer, at its expense, shall be entitled to participate in any such Seller Tax Contest, and Sellers’ Representative shall not compromise or settle any such Seller Tax Contest, if such compromise and settlement would adversely affect Buyer, without obtaining Buyer’s prior written consent, which shall not be unreasonably withheld, delayed, or conditioned. If any proposed Tax assessment, claim, audit or Proceeding involving the Company or its Subsidiaries, (A) relates to a Buyer-Prepared Tax Return, or (B) could reasonably be expected to result in Taxes being imposed on the Company or any of its Subsidiaries following the Closing for which the Buyer would be economically responsible (a “Regarded Tax Contest”), the Buyer shall have the sole right to control the conduct of any Regarded Tax Contest at their sole expense, provided that if the outcome of such Regarded Tax Contest would reasonably be expected to adversely affect any Seller, Buyer shall keep the Sellers’ Representative informed regarding the progress and substantive aspects of such Regarded Tax Contest, and shall provide the Sellers’ Representative with copies of all written correspondence with a Governmental Authority relating to the proceedings, the Sellers’ Representative shall, at the expense of Sellers, be entitled to participate in any such Regarded Tax Contest, and Buyer shall not compromise or settle any such Regarded Tax Contest in a manner that has a disproportionate and materially adverse effect on the Sellers without obtaining the Sellers’ Representative’s prior written consent, which shall not be unreasonably withheld, delayed, or conditioned.

(iv) From and after the Closing, Buyer and the Sellers’ Representative shall reasonably cooperate and provide each other with such information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund (provided that such filing or claim is not prohibited by the terms of this Agreement), determining a Tax Liability or a right to a refund of Taxes or participating in or conducting any audit or other Proceeding with respect to Taxes.

(c) Post-Closing Actions. Following the Closing, except with the prior written consent of the Sellers’ Representative, Buyer shall not, and shall cause its Affiliates not to (i) amend, refile, revoke or otherwise modify any Pass-Through Tax Return for a Pre-Closing Tax Period, (ii) make any Tax election or change any accounting period or method with retroactive effect with respect to any Pass-Through Tax Return for such Pre-Closing Tax Period, (iii) take any action to extend the applicable statute of limitations with respect to any Pass-Through Tax Return for a Pre-Closing Tax Period or (iv) initiate any discussion or enter into any voluntary disclosure program (or similar program or agreement) with a Governmental Authority regarding any Pass-Through Tax Return with respect to a Pre-Closing Tax Period.

(d) For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date will (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Straddle Period that begins before and ends after the Closing Date will be taken into account as though the relevant Taxable period ended on the Closing Date.

(e) Tax Treatment; Purchase Price Allocation.

(i) (i) Buyer, the Sellers, the Sellers’ Representative and the Company agree that the sale and purchase of (A) the Blocker Shares will be treated for U.S. federal income tax purposes and applicable state and local income tax purposes as a sale of Blocker Shares under Section 1001 of the Code, and (B) the Membership Interests will be treated for U.S. federal income tax purposes and applicable state and local income tax purposes, pursuant to Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 1), (i) by the Holdco Sellers as a sale of partnership interests of the Company under Section 741 of the Code and (ii) by Blocker as a purchase of assets of the Company (the “Transaction Tax Treatment”). Buyer, the Sellers, the Sellers’ Representative and the Company shall not (and shall cause their respective Affiliates not to) take any position on any Tax Return or any other filings, declarations or reports with the Internal Revenue Service and/or other taxing authorities that is inconsistent with the Transaction Tax Treatment unless otherwise required pursuant to a final determination (within the meaning of Code Section 1313(a)) or corresponding provision of state, local or foreign Tax Law.

(ii) Buyer, the Sellers, the Sellers’ Representative and the Company shall act in good faith to agree upon an allocation of the Final Purchase Price that is allocable to the Membership Interests (and any amounts treated as purchase price for Tax purposes) among the assets of the Company, for federal, state, local and foreign tax purposes in accordance with Sections 751, 755 and 1060 of the Code and analogous provisions of state, local and foreign tax laws. The Sellers’ Representative shall provide its proposed allocation (the “Allocation Schedule”) to Buyer not later than the date that is ninety (90) days after the Closing Statement is finalized pursuant to Section 2.5. Within thirty (30) days after receipt of the Allocation Schedule, Buyer shall notify the Sellers’ Representative in writing of any objections to the Allocation Schedule, and shall include a summary of the calculations and reasoning underlying such objections. Buyer and the Sellers’ Representative shall seek in good faith to resolve any objections to the Allocation Schedule and to make any agreed modifications to the Allocation Schedule within thirty (30) days of the Sellers’ Representatives’ receipt of Buyer’s notification of objections. If Sellers’ Representative and Buyer agree on the Allocation Schedule, then each party agrees to file all U.S. federal, state and local Tax Returns, in all respects and for all purposes consistent with the Allocation Schedule. If the Sellers’ Representative and Buyer are unable to agree on the Allocation Schedule within such thirty (30) day period, then each party shall file all U.S. federal, state and local Tax Returns based on each party’s own determination of the proper allocations of the Final Purchase Price.

(f) The parties hereto agree that in connection with the filing of any income Tax Returns of or with respect to the Company or any of its Subsidiaries, to the extent permitted by Law, the deductions for Transaction Expenses shall be claimed by the Sellers in a period ending on or prior to the Closing Date.

(g) Any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (other than Contracts entered into in the Ordinary Course of Business the primary purpose of which is not Taxes) with respect to or involving the Company or any Subsidiary will be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

6.9 Books and Records.

(a) From and after the Closing, Buyer, the Company and Blocker shall, and shall cause their respective Affiliates to, retain all books and records relating to the Company, Blocker and each of its Subsidiaries for a period of seven (7) years after the Closing Date. In addition to the foregoing, from and after the Closing, Buyer, the Company and Blocker shall, and shall cause their respective Affiliates to, afford to the Sellers and their counsel, accountants and other authorized agents and Representatives, during normal business hours, upon reasonable notice and upon the execution and delivery of a confidentiality and non-disclosure agreement in customary form and substance (which shall include appropriate exceptions for disclosure relating to Tax matters), reasonable access to the personnel, books, records and other data relating to the Company, Blocker and each of their Subsidiaries, at the expense of Sellers, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (i) to facilitate the investigation, litigation and final disposition of any claims or audits which may have been or may be made against any such party or its Affiliates (other than in the case of any claims or disputes between the parties), (ii) for the preparation of Tax Returns and other documents and reports that such party or its Affiliates are required to file with Governmental Authorities or Tax Authorities, (iii) for accounting purposes and (iv) in connection with the such party’s financial statements, reporting obligations and compliance with applicable Laws. The foregoing shall not require any party to permit any inspection, or to disclose any information, that in its reasonable judgment, upon the advice of outside counsel, is reasonably likely to result in the waiver of any attorney-client privilege.

(b) The Sellers’ Representative may retain (i) copies of the materials prepared in connection with the negotiation of this Agreement and the Transactions, together with copies of all documents referred to in such materials, (ii) all internal correspondence and memoranda, valuations, investment banking presentations and bids received from other Persons in connection with the negotiation of this Agreement and the Transactions (which, to the extent in the possession of the Company and its Subsidiaries as of the Closing, shall be transferred by the Company and its Subsidiaries to the Sellers’ Representative at the Closing or otherwise destroyed by the Company and its Subsidiaries at the Closing and no copy thereof shall be retained by the Company or any of its Subsidiaries from and after the Closing) and (iii) copies of all consolidated and combined financial information and all other accounting records prepared or used in connection with the preparation of the Financial Statements.

6.10 Confidentiality. From the date hereof until the second anniversary of the Closing Date (or such later date to the extent required by applicable Law), each Seller shall, and shall direct each of its respective Affiliates to, keep confidential and not disclose for any purpose other than as permitted by this Agreement any and all non-public information of the Company or its Subsidiaries unless compelled to disclose such information by judicial, regulatory or administrative process (including by interrogatories, subpoena, civil investigative demand, formal or informal investigative demand or similar process) or by Law; provided that in the event of any disclosure pursuant to judicial, regulatory or administrative process or Law, each such Seller, unless legally restricted from doing so, first inform Buyer of its intention to disclose such non-public information so that Buyer or the Company (at its sole cost) may attempt to obtain an appropriate protective order or other reliable assurances that confidential treatment will be accorded the non-public information required to be disclosed. Notwithstanding the foregoing, this

Section 6.10 shall not restrict the use or disclosure of information (a) that becomes generally available to the public, other than by reason of the breach of this Section 6.10, or is obtained from a third party not known to the recipient to be subject to a confidentiality obligation to the Company or its Subsidiaries in respect of such information, (b) to the extent required under Law or any financial reporting obligation under applicable accounting standards or as otherwise permitted herein or (c) for purposes of enforcing each Seller’s and its Affiliates’ rights under this Agreement or otherwise in connection with any dispute related thereto.

6.11 Risk of Loss; Condemnation and Casualty.

(a) If at any time prior to the Closing, (i) the Owned Real Property or any portion thereof is damaged or destroyed as a result of fire or any other casualty or (ii) any Proceeding is filed, under which the Owned Real Property, or any portion thereof, may be taken pursuant to any Law or by condemnation or the right of eminent domain, the Company shall promptly give Buyer written notice thereof (which notice shall describe the casualty or the type of action being taken against the Owned Real Property, as applicable, and which portions of the Owned Real Property will be affected thereby). To the extent the Company or its Subsidiaries receives insurance proceeds from any casualty insurance policies and/or condemnation proceeds in respect of damage, destruction or condemnation of the Owned Real Property or any portion thereof (collectively, “Proceeds”), the Company shall either: (A) use such proceeds to repair such damage or destruction, or replace such taken property, as applicable (“Restoration of the Property”) or (B) give Buyer a credit at the Closing against the Base Purchase Price in an amount equal to the Proceeds, if any, received by the Company, any of its Subsidiaries or any lender thereto as a result of such casualty or condemnation, less any deductible under such insurance, and any amounts spent for Restoration of the Property.

(b) Any Restoration of the Property shall be performed by the Company and its Affiliates in accordance with applicable Law and the applicable contracts in a good and workmanlike manner and the Company and its Affiliates shall consult with Buyer in connection with any Restoration of the Property. To the extent any Affiliates of the Company (other than a Subsidiary) receives Proceeds, Sellers shall cause such Affiliate to pay such Proceeds to the Company or the Subsidiary designated by Buyer within five (5) Business Days of receipt thereof.

6.12 Interim Financials. As promptly as practicable following each calendar month prior to the Closing Date, the Company shall use commercially reasonable efforts to make available to Buyer periodic financial reports in the form that it customarily prepares for its internal purposes concerning the Company and its Subsidiaries and, if available, unaudited statements of the financial position of the Company and its Subsidiaries as of the last day of each calendar month and statements of income and changes in financial position of such entity for the period then ended. The Company covenants that such interim statements (a) will present fairly the financial condition of the Company and its Subsidiaries and the related results of its operations for the respective periods then ended, and (b) will be prepared on a basis consistent with prior interim periods.

6.13 Exclusivity.

(a) The Company and the Sellers shall not, (and shall cause their respective Affiliates not to) nor shall any Representative of the Company or the Sellers, directly or indirectly (i) submit, solicit, initiate, facilitate, discuss or negotiate with any Person (whether such discussions or negotiations are initiated by the Company, the Sellers or otherwise) or take any other action knowingly intended or designed to facilitate any inquiry or effort of any Person (other than Buyer) relating to any Acquisition Proposal, (ii) provide information with respect to the Company to any Person, other than Buyer, relating to an Acquisition Proposal by any Person (other than Buyer) or (iii) enter into any Contract or accept any offer relating to any Acquisition Proposal (other than Buyer). The Company and the Sellers shall, and shall cause their respective Representatives to, immediately cease all discussions and negotiations that occurred or may have occurred on or prior to the date of this Agreement relating to any Acquisition Proposal (other than Buyer).

(b) The obligations of the Company and the Sellers under this Section 6.13 shall automatically terminate upon the Closing or the earlier termination of this Agreement in accordance with Article IX.

6.14 Notice of Certain Events. Each party will promptly notify the other of:

(a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any Proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company (i) that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.17 or (ii) that relate to the consummation of the Transactions;

(d) any circumstance that could reasonably be expected to cause, in the case of the Sellers or the Company, the conditions set forth in Article VII not to be satisfied or, in the case of Buyer, the conditions set forth in Article VIII not to be satisfied; and

(e) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;

provided, however, that the delivery of any notice pursuant to this Section 6.14 will not limit or otherwise affect the remedies available under this Agreement to Buyer.

6.15 Termination of Certain Agreements. Effective as of the Closing, the Sellers and the Company will terminate and cancel, or cause to be terminated or canceled, (a) any Contract with the holders of any equity interests in the Company, (b) any management or similar Contract entered into with any Affiliate of the Sellers or direct or indirect holders of any equity interests in the Company and (c) all other Related Party Agreements set forth on Section 6.15 of the Company Disclosure Schedule in each case with no surviving Liabilities with respect to Buyer, the Company or any of their respective Affiliates following the Closing.

6.16 Consents. Prior to the Closing Date, Sellers and the Company shall use commercially reasonable efforts to obtain those consents from third parties that are required in connection with the consummation of the Transaction contemplated by this Agreement as reasonably requested by Buyer and as set forth in Section 6.16 of the Company Disclosure Schedules; provided that the Company’s failure to receive the consent from any such third parties (except for those consents listed on Section 7.7 of the Company Disclosure Schedules) shall not be deemed as a failure to fulfill any of the conditions to Buyer’s obligation to consummate the Transactions.

ARTICLE VII

CONDITIONS TO BUYER’S OBLIGATIONS

The obligation of Buyer to consummate the Transactions, and to take the other actions to be taken by Buyer at Closing, is subject to the fulfillment, or waiver by Buyer, of each of the following conditions:

7.1 Representations and Warranties. (a) The representations and warranties regarding Sellers contained in Article III (other than the Seller Fundamental Representations) and the representations and warranties regarding the Company contained in Article IV (other than the Company Fundamental Representations) shall be true and correct (determined without regard to any qualification therein as to materiality, Material Adverse Effect or similar qualifiers contained in any such representation or warranty) on and as of the Effective Date (unless the inaccuracy or inaccuracies as of the Effective Date which would otherwise result in a failure of this condition have been cured as of the Closing and are de minimis in effect) and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date), except in each case, where failures of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect and (b) the Company Fundamental Representations and the Seller Fundamental Representations shall be true and correct in all material respects (determined without regard to any qualification therein as to materiality, Material Adverse Effect or similar qualifiers contained in any such representation or warranty) on and as of the Effective Date (unless the inaccuracy or inaccuracies as of the Effective Date which would otherwise result in a failure of this condition have been cured as of the Closing and are de minimis in effect) and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date).

7.2 Covenants. The Sellers and the Company shall have complied in all material respects with all of their covenants and obligations required to be performed by them under this Agreement on or prior to the Closing.

7.3 No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Judgment (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Transactions (each, a “Governmental Prohibition”).

7.4 Closing Certificate. The Sellers shall have delivered, or caused to be delivered, the certificate set forth in Section 2.4(a)(ii).

7.5 Material Adverse Effect. No Material Adverse Effect shall have occurred.

7.6 Affiliate Agreements. All Related Party Agreements (including Contracts with the holders of any equity interest in the Company and the ZM Notes) shall have been terminated (or repaid) and evidence of such termination and payoff shall have been delivered to Buyer at or prior to the Closing.

7.7 Consent. All approvals, consents and waivers that are listed on Section 7.7 of the Company Disclosure Schedules shall have been received and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

7.8 Deliveries. The Sellers shall have delivered, or caused to be delivered, all of the agreements, documents and instruments required Section 2.4(a).

ARTICLE VIII

CONDITIONS TO THE SELLERS’ OBLIGATIONS

The obligation of the Sellers to consummate the Transactions, and to take the other actions to be taken by the Sellers at the Closing, is subject to the fulfillment, or waiver by the Sellers’ Representative, of each of the following conditions:

8.1 Representations and Warranties. The representations and warranties of Buyer contained in Article V shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality, which representations and warranties shall be true and correct in all respects) on and as of the Effective Date (unless the inaccuracy or inaccuracies as of the Effective Date which would otherwise result in a failure of this condition have been cured as of the Closing) and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct in all material respects or true and correct, as the case may be, as of such date).

8.2 Covenants. Buyer shall have complied in all material respects with all of its covenants and obligations required to be performed by Buyer under this Agreement at or prior to the Closing.

8.3 No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition.

8.4 Closing Certificate. Buyer shall have delivered, or caused to be delivered, the certificate set forth in Section 2.4(b)(vi).

8.5 Deliveries. Buyer shall have delivered, or caused to be delivered, all of the agreements, documents and instruments required Section 2.4(b).

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) at the election of the Sellers’ Representative or Buyer on or after the date that is six (6) months from the Effective Date (the “Outside Date”), if the Closing shall not have occurred by 11:59 p.m. New York time on such date; provided, however, that neither the Sellers’ Representative nor Buyer may terminate this Agreement pursuant to this Section 9.1(a) if it (including, in the case of the Sellers’ Representative, the Sellers or the Company) is in material breach of any of its obligations hereunder and such material breach causes, or results in, (i) the failure to satisfy the conditions to the obligations of the terminating party set forth in Article VII or Article VIII prior to the Outside Date or (ii) the failure of the Closing to have occurred prior to the Outside Date; provided, further, that neither the Sellers’ Representative nor Buyer shall have the right to terminate this Agreement pursuant to this Section 9.1(a) in the event the other party has initiated Proceedings to specifically enforce this Agreement and such Proceedings are still pending;

(b) by mutual written consent of the Sellers’ Representative and Buyer;

(c) by the Sellers’ Representative or Buyer if there shall be in effect a final, non-appealable Governmental Prohibition of a Governmental Authority having competent jurisdiction over the business of the Company and its Subsidiaries (other than any portion thereof that is not material) permanently enjoining, preventing, or prohibiting the consummation of the Closing; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to the party seeking to terminate if such party is then in breach of any of its representations, warranties, covenants or other agreements hereunder that would result in a failure of a condition set forth in Article VII or Article VIII, as applicable;

(d) by Buyer if (i) Buyer is not in material breach of any of its respective obligations hereunder and (ii) the Sellers, Sellers’ Representative or the Company are in material breach of any of their representations, warranties or obligations hereunder that would render any condition set forth in Article VII not to be satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by Buyer to the Sellers’ Representative and (y) two (2) Business Days prior to the Outside Date;

(e) by the Sellers’ Representative if (i) the Sellers, the Sellers’ Representative and the Company are not in material breach of any of their obligations hereunder and (ii) Buyer is otherwise in material breach of any of its respective representations, warranties or obligations hereunder that would render any condition set forth in Article VIII not to be satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by the Sellers’ Representative to Buyer and (y) two (2) Business Days prior to the Outside Date; or

(f) by the Sellers’ Representative if (i) the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being either capable of being satisfied at the Closing or waived) have been satisfied or waived in accordance with this Agreement, (ii) Buyer fails to consummate the Closing within two (2) Business Days of the date on which the Closing should have occurred pursuant to Section 2.3 and (iii) at all times during such two Business Day period described in the foregoing clause (ii), the Sellers stood ready, willing and able to consummate the Closing and the other Transactions contemplated hereby.

9.2 Procedure Upon Termination. In the event of valid termination by the Sellers’ Representative or Buyer, or both, pursuant to Section 9.1, written notice thereof shall be given to the other party or parties, and the Transactions hereunder shall be abandoned, without further action by any of the Company, the Sellers or Buyer.

9.3 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 9.1, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination (other than obligations that by their terms are to be performed following any such termination) and such termination shall be without Liability to the Sellers or Buyer; provided, however, that subject to the terms of this Section 9.3, (i) no such termination shall (A) restrict the availability of specific performance, if any, set forth in Section 11.4 with respect to surviving obligations that are to be performed following such termination or (B) relieve any party hereto from Liability for damages resulting from Fraud actually committed (either by action, inaction or omission) by such party or any Willful Breach by such party and (ii) the Confidentiality Agreement and the provisions of Section 6.2(b), Section 6.4, this Article IX, Section 10.1 and Article XI shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms. For purposes of this Section 9.3, the term “Willful Breach” means a party’s knowing and intentional material breach of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

ARTICLE X

ADDITIONAL AGREEMENTS

10.1 No Reliance.

(a) Except for the representations and warranties contained in this Agreement (as modified by the Sellers Disclosure Schedules and the Company Disclosure Schedules), Buyer is acquiring the business of Blocker and its Subsidiaries and the Company and its Subsidiaries “As Is, Where Is,” and none of Blocker, the Company or any of the Company’s Subsidiaries or any of their respective Affiliates or other Representatives or any other Person or Non-Recourse Party has made or makes or is authorized to make, and Buyer hereby waives, any other express or implied representation or warranty, express or implied, whether written or oral, on behalf of Blocker, the Company, the Company’s Subsidiaries or their respective Affiliates or other Representatives or any other Person or Non-Recourse Party.

(b) To the fullest extent permitted by applicable Law, except for the representations and warranties expressly set forth in this Agreement (as modified by the Sellers Disclosure Schedules and Company Disclosure Schedules), none of the Sellers, Blocker, the Company, the Company’s Subsidiaries or any other Person will have or be subject to any Liability or indemnification obligation on any basis (including in contract or tort, under applicable federal or state securities Laws or otherwise) to Buyer or any other Person resulting from the sharing with Buyer or its Representatives, or Buyer’s use of any information, documents, projections, forecasts or other materials made available to Buyer in the Data Room or management presentations (or omissions therefrom) in expectation of the Closing or otherwise. Except for the representations and warranties expressly set forth in this Agreement (as modified by the Sellers Disclosure Schedules and Company Disclosure Schedules), it is understood and Buyer acknowledges that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to Buyer are not and shall not be deemed to be or to include representations and warranties of the Sellers, Blocker, the Company or any of the Company’s Subsidiaries or Affiliates. Except for the representations and warranties expressly set forth in this Agreement (as modified by the Sellers Disclosure Schedules and Company Disclosure Schedules), Buyer acknowledges and agrees, on behalf of itself and its respective Affiliates and other Representatives, to the fullest extent permitted by applicable Law, to the Sellers’ express disavowal and disclaimer of any other representations and warranties, whether made by the Sellers, Blocker, the Company or any other Person on behalf of the Sellers or Blocker, the Company, and of all Liability and responsibility for any representation, warranty, projections, forecasts or other materials made available to Buyer, including any opinion, information, projection, forecast or other information that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant or other Representative of Blocker, the Company or any of its Affiliates. In furtherance of the foregoing, and not in limitation thereof, Buyer specifically acknowledges and agrees, on behalf of itself and its respective Affiliates and other Representatives, that none of Blocker, the Company or any of its Subsidiaries or Affiliates makes or has made any representation or warranty, express or implied, with respect to any financial projection or forecast delivered to Buyer with respect to the performance of Blocker, the Company or any of the Company’s Subsidiaries either before or after the Closing Date. Buyer acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that (i) such projections or forecasts are being provided solely for the convenience of Buyer to facilitate its own independent investigation of Blocker, the Company and the Company’s Subsidiaries, (ii) there are uncertainties inherent in attempting to make such projections or forecasts, (iii) Buyer is familiar with such uncertainties and (iv) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections or forecasts (including the reasonableness of the underlying assumptions). Buyer acknowledges and agrees, on behalf of itself and its respective Affiliates and other Representatives, that it has conducted to its satisfaction its own independent investigation of the condition, operations and businesses of Blocker, the Company and the Company’s Subsidiaries and, in making their determination to proceed with the Closing, Buyer has been provided and have evaluated such documents and information as it has deemed necessary and has relied solely on the results of its own independent investigation and verification and the representations and warranties expressly set forth in this Agreement.

(c) Buyer acknowledges and agrees, on behalf of itself and its respective Affiliates and other Representatives, that, except for the representations and warranties expressly set forth in this Agreement (as modified by the Sellers Disclosure Schedules and the Company Disclosure Schedules), no other statutory, express or implied representation or warranty, whether written or oral, concerning the Membership Interests, Blocker Shares, the Closing or the business, assets or Liabilities of Blocker, the Company and the Company’s Subsidiaries, the execution, delivery or performance of this Agreement or the Ancillary Agreements or any other matter, including any implied warranties of merchantability and implied warranties of fitness for a particular purpose, is or has been made. Nothing set forth in this Section 10.1 shall relieve any party hereunder of any liability for Fraud actually committed (either by action, inaction or omission) by such party.

10.2 Survival. To the fullest extent permitted by applicable Law, the representations, warranties, covenants and agreements of the parties contained in this Agreement shall terminate effective as of the Closing and there shall be no Liability in respect thereof, whether such Liability has accrued prior to or after the Closing, on the part of any party, its Affiliates or any of their respective Representatives, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part at or after the Closing, for which such post-Closing obligations shall survive in accordance with their terms and, if no term is specified, then for the longest period permitted by Law and Article XI. Furthermore, without limiting the generality of this Section 10.2, no Proceeding will be brought, encouraged, supported or maintained by, or on behalf of, Buyer or its Affiliates or Blocker, the Company or the Company’s Subsidiaries (after the Closing Date) against any of the Sellers or the Sellers’ Affiliates and Subsidiaries, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Sellers, Blocker, the Company or any other Person set forth or contained in this Agreement or any other document contemplated hereby or any certificate, instrument, opinion, agreement or other document of the Sellers, Blocker, the Company or any other Person delivered hereunder, the subject matter of this Agreement or any other document contemplated hereby, the Transactions contemplated by this Agreement, the business, the ownership, operation, management, use or control of the business of Blocker, the Company or any of the Company’s Subsidiaries, any of their assets, or any actions or omissions at, or prior to, the Closing Date, except with respect to those covenants and agreements that by their terms apply or are to be performed in whole or in part at or after the Closing, for which such post-Closing obligations shall survive in accordance with their terms and, if no term is specified, then for the longest period permitted by Law and Article XI.

10.3 Release.

(a) Effective upon the Closing, to the fullest extent permitted by applicable Law, Buyer, Blocker, the Company and their Subsidiaries, in each case on behalf of itself and its respective Affiliates and other Representatives (collectively, the “Buyer Releasers”), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases each of the Sellers and the Sellers’ Affiliates and Subsidiaries from any and all Liabilities and obligations to such Buyer Releasers of any kind or nature whatsoever, to the extent related to the Business, whether in the capacity as an equityholder of Blocker or the Company or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law or Contract (other than this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein) or otherwise at law or in equity, and each of the Buyer Releasers hereby agrees that it will not seek to recover any amounts in connection therewith or thereunder from any of the Sellers or the Sellers’ Affiliates and Subsidiaries (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or herein).

(b) Effective upon the Closing, to the fullest extent permitted by applicable Law, the Sellers’ Representative (on behalf of itself and each of the Sellers), in each case on behalf of itself and its respective Affiliates and other Representatives following the Closing (collectively, the “Seller Releasers”), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases each of the Buyer, Blocker and their respective Affiliates and Subsidiaries from any and all Liabilities and obligations to such Seller Releasers of any kind or nature whatsoever, whether in the capacity as an equityholder of Blocker or the Company or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law or Contract (other than this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein) or otherwise at law or in equity, and each of the Seller Releasers hereby agrees that it will not seek to recover any amounts in connection therewith or thereunder from any of the Buyer, Blocker and their respective Affiliates and Subsidiaries (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or herein).

ARTICLE XI

MISCELLANEOUS

11.1 Further Assurances. Each party hereto shall use its commercially reasonable efforts to do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party hereto may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the Transactions.

11.2 Notices. All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by email, unless transmitted after 6:00 p.m. Eastern Standard Time or on a day other than on a Business Day, in which case on the next Business Day, and (c) on the next Business Day when sent by overnight courier service, in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer or, following the Closing, Blocker or the Company:

Americold Realty Trust

10 Glenlake Parkway NE

Atlanta, Georgia 30328

E-mail: jim.snyder@americold.com

Attention: General Counsel

With a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street NE

Atlanta, Georgia 30309

E-mail: csjohnson@kslaw.com

trothermel@kslaw.com

Attention: Spencer Johnson

Tony Rothermel

If to (i) the Sellers’ Representative or the Sellers or (ii) following the Closing, Blocker Seller:

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Email: seth.meisel@blackstone.com

david.kestnbaum@blackstone.com

Attention: Seth Meisel

David Kestnbaum

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Email: peter.martelli@kirkland.com

shawn.ohargan@kirland.com

Attention: Peter Martelli, P.C.

Shawn OHargan, P.C.

If, on or prior to the Closing, to the Company or Blocker:

c/o Cloverleaf Cold Storage

401 Douglas Street, Suite 406

Sioux City, Iowa 51101

Email: daniel@cloverleaf.com

Attention: Daniel Kaplan

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Email: peter.martelli@kirkland.com

shawn.ohargan@kirland.com

Attention: Peter Martelli, P.C.

Shawn OHargan, P.C.

or to such other Persons or addresses as the Person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

11.3 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, the Company Disclosure Schedules, the Buyer Disclosure Schedules, the Confidentiality Agreement, the Escrow Agreement and any agreement, certificate, instrument or other document executed and delivered in connection herewith constitute the entire agreement and understanding of the parties hereto, and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any shareholder, member, partner, manager, employee, Affiliate or Representative of any party hereto.

11.4 Specific Performance.

(a) (i) The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Closing) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Sellers, Blocker or the Company, on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Sellers, Blocker or the Company, on the one hand, and Buyer, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required.

(ii) The parties hereby further acknowledge and agree that prior to the Closing, each party shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement by the other parties and to cause the other parties to consummate the Transactions contemplated hereby, including to effect the Closing in accordance with Section 2.3, on the terms and subject to the conditions in this Agreement. The remedies available to each party pursuant to this Section 11.4 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit such party from seeking to obtain such other remedies. For the avoidance of doubt, the parties hereto further agree that (i) by seeking the equitable remedies provided for in this Section 11.4, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party in accordance with this Agreement in the event that this Agreement has been terminated or in the event that the equitable remedies provided for in this Section 11.4 are not available or otherwise are not granted and (ii) nothing set forth in this Section 11.4 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for)

specific performance under this Section 11.4 prior or as a condition to exercising any termination right under Article IX (and pursuing monetary damages (and any of the other amounts, as and when due, owing to the Company pursuant to Section 6.6(c))) after such termination to the extent permitted in accordance with this Agreement), nor shall the commencement of any legal Proceeding pursuant to this Section 11.4 or anything set forth in this Section 11.4 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies otherwise available under this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (1) except for claims by Buyer against any Debt Financing Source pursuant to the Debt Commitment Letter and any definitive documents related thereto, (A) none of the parties hereto nor any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders shall have any rights or claims against any Debt Financing Source in any way relating to this Agreement or any of the Transactions contemplated hereby, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (B) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any party hereto or any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise, and any such actions are disclaimed and released in full, and (2)(i) agrees that it will not bring or support any Person in any Proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in respect of the Transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing, in any forum other than the federal and New York State courts located in the Borough of Manhattan of the City of New York; (ii) agrees that, except as specifically set forth in the any Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any Debt Financing Source, in any way relating to a Debt Commitment Letter, or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. Each Debt Financing Source is an intended third party beneficiary of this Section 11.4(b) and shall be entitled to the protections of this provision.

11.5 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each party hereto shall pay its own fees, costs and expenses incident to the negotiation, preparation, drafting, execution, delivery, performance and closing of this Agreement and the Transactions, including the fees and expenses of its own counsel, accountants and other experts.

11.6 No Right of Set-Off. Buyer, for itself and for its Affiliates, successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment or similar rights that Buyer or any of its Affiliates, successors and permitted assigns has or may have with respect to any payment to be made by Buyer pursuant to this Agreement or any agreement, certificate, instrument or other document executed and delivered by Buyer in connection herewith.

11.7 Amendments. This Agreement may be amended or otherwise modified only by a written instrument duly executed and delivered by each of (i) Buyer, (ii) the Company (with the Consent of the Sellers’ Representative prior to Closing), (iii) Blocker (with the Consent of the Sellers’ Representative prior to Closing) and (iv) the Sellers’ Representative. Notwithstanding anything to the contrary contained herein, this Section 11.7, Section 11.4(b), and the last sentence of Section 11.8, (such sections, the “Lender Designated Sections”) and any definitions used in such Sections of this Agreement, to the extent a modification, waiver or termination of such definition would modify the substance of any Lender Designated Section, may not be modified, waived or terminated in a manner that is adverse in any respect to any Debt Financing Source without the prior written consent of such Debt Financing Source.

11.8 Assignments; No Third-Party Rights.

(a) No party hereto may assign, in whole or in part, any of its rights, interest or obligations under this Agreement without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, that Buyer may, without the prior written consent of any party, (i) assign any or all of its rights hereunder to any lender of Buyer or any of its Subsidiaries for collateral security purposes and (ii) so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto, assign this Agreement or any rights or duties under this Agreement following the Closing to any Affiliate of Buyer, provided that no such assignment shall relieve Buyer of any of its obligations hereunder.

(b) Except with respect to Section 11.17 and Section 11.18, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement, except as expressly set forth herein (including in Section 6.5). This Agreement and all of its provisions and conditions are binding upon, are for the sole and exclusive benefit of, and are enforceable by, the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, each Debt Financing Source shall be an express and intended third party beneficiary of the Lender Designated Sections and each of such Sections shall expressly inure to the benefit of the Debt Financing Source and each Debt Financing Source (and its successors and assigns) shall be entitled to rely on and enforce the provisions of such Sections.

11.9 Waiver. No breach of any provision hereof shall be deemed waived unless expressly waived in writing by the party hereto who may assert such breach. No waiver that may be given by a party hereto shall be applicable except in the specific instance for which it is given. No waiver of any provision hereof shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided therein. Except where a specific period for action or inaction is provided in this Agreement, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. Except as expressly set forth herein, the rights and remedies of the parties hereto are cumulative and not alternative.

11.10 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein. Upon such a determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

11.11 Governing Law; Jurisdiction; Venue; No Trial by Jury.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. Except as set forth in Section 11.4(b), any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction. Each of the parties hereto (i) shall submit itself to the exclusive jurisdiction of any federal court located in the State of Delaware or any Delaware state court having subject matter jurisdiction in the event any dispute or claim that arises out of this Agreement, (ii) agrees that venue will be proper as to Proceedings brought in any such court with respect to such a dispute, (iii) will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iv) agrees to accept service of process at its address for notices pursuant to this Agreement in any such action or Proceeding brought in any such court. With respect to any such action, service of process upon any party hereto in the manner provided in Section 11.2 for the giving of notices shall be deemed, in every respect, effective service of process upon such party. Each of the parties hereto irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any Proceedings against it arising out of or based on this Agreement or the Transactions.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(B).

11.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The parties hereto acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to such party’s execution of this Agreement.

11.13 Construction. This Agreement shall be deemed to have been drafted jointly by the parties hereto. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.

11.14 Incorporation by Reference. Each Exhibit and Schedule attached hereto and referred to herein is incorporated in this Agreement by reference and shall be considered part of this Agreement as if fully set forth herein, unless this Agreement expressly otherwise provides.

11.15 Headings. The descriptive headings used in this Agreement have been inserted for convenience of reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

11.16 Counterparts. This Agreement may be executed (including by facsimile transmission or by email of a .pdf attachment) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree and acknowledge that delivery of a signature by facsimile shall constitute execution by such signatory and will have the same effect as physical delivery of the paper document bearing the original signature.

11.17 Sellers’ Representative.

(a) By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints the Sellers’ Representative as its true and lawful agent and attorney-in-fact, with full power of substitution to act in such Seller’s name, place and stead with respect to the Transactions, and all terms and provisions of, this Agreement and to act on such Seller’s behalf in any dispute, litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and execute all such agreements, certificates, instruments or other documents, as the Sellers’ Representative shall deem necessary or appropriate in connection with the Transactions, including the power:

(i) to amend this Agreement, and to waive any condition to the obligations of such Seller to consummate the Transactions;

(ii) to execute and deliver all Ancillary Agreements, certificates, instruments and other documents, and to make representations and warranties therein, on behalf of such Seller which the Sellers’ Representative deems necessary or appropriate in connection with the consummation of the Transactions;

(iii) to do or refrain from doing any further act or deed on behalf of such Seller which the Sellers’ Representative deems necessary or appropriate in the sole discretion of the Sellers’ Representative relating to the subject matter of this Agreement, as fully and completely as such Seller could do if personally present;

(iv) to negotiate and compromise claims and disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including, for clarity, any claim or dispute relating to indemnification obligations), and to sign any releases or other documents in respect of any such claim or dispute;

(v) to exercise or refrain from exercising any remedy available to Sellers under this Agreement and the other agreements, instruments and documents executed in connection herewith;

(vi) to retain such counsel, accountants and other professional advisors as the Sellers’ Representative deems necessary to assist it in its performance of its duties hereunder and to pay all fees and expenses of such counsel and advisors; and

(vii) to exercise all rights and remedies granted to the Sellers’ Representative in this Agreement.

(b) The appointment of the Sellers’ Representative shall be deemed coupled with an interest and is hereby irrevocable, and Buyer may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative on behalf of the Sellers in all matters referred to herein. The Sellers’ Representative shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Sellers’ Representative reasonably believes to be in the best interest of the Sellers and consistent with their obligations under this Agreement, and shall not waive, amend or otherwise modify this Agreement, waive any condition contained herein, enter into or execute any agreement, certificate, instrument or other document, or do or refrain from doing any other act or deed, that has the effect of adversely and disproportionately impacting any Seller relative to the other Sellers, in a manner that is inconsistent with the relative rights of such disproportionately impacted Seller, as the case may be, under this Agreement, without the prior written consent of such Seller, as applicable. The Sellers’ Representative shall not be responsible to the Sellers for any loss or damages they may suffer by reason of the performance by the Sellers’ Representative of the duties of the Sellers’ Representative under this Agreement, other than loss or damage arising from a willful and knowing violation of the Law or this Agreement by the Sellers’ Representative.

(c) Each Seller agrees to indemnify and hold harmless the Sellers’ Representative from, and promptly reimburse the Sellers’ Representative for such Seller’s pro rata share of, any loss, damage, fees, costs or expenses arising from the performance of the duties of the Sellers’ Representative hereunder, including the cost of any legal counsel, accountants or other professional advisors retained by the Sellers’ Representative on behalf of the Sellers or otherwise, but excluding any loss or damage arising from a willful and knowing violation of the Law or this Agreement by the Sellers’ Representative.

(d) All actions, decisions and instructions of the Sellers’ Representative taken, made or given pursuant to the authority granted to the Sellers’ Representative pursuant to this Section 11.17 shall be conclusive and binding upon each Seller, and no Seller shall have the right to object to, dissent from, protest or otherwise contest the same.

(e) The provisions of this Section 11.17 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by the Sellers to the Sellers’ Representative, and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Seller.

11.18 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, any Ancillary Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, except for Fraud actually committed (either by action, inaction or omission) by a party hereunder, Buyer covenants, agrees and acknowledges that no Persons other than the Sellers have any Liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, notwithstanding that the Sellers or their respective managing members or general partners may be partnerships or limited liability companies, Buyer has no right of recovery under this Agreement, or any claim based on such Liabilities, obligations, commitments against, and no personal Liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of the Sellers or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, but not including the Sellers, each, a “Non-Recourse Party”), through any Seller or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable Proceeding, by virtue of any statute, regulation or Law or otherwise. Without limiting the foregoing, no claim will be brought or maintained by Buyer or any of their Affiliates or any of their respective successors or permitted assigns against any Non-

Recourse Party that is not otherwise expressly identified as a party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement, any Ancillary Agreement, any exhibit or schedule thereto, any other document contemplated hereby or thereby or any certificate, instrument, opinion, agreement or other document of Blocker, the Company or any other Person delivered hereunder or thereunder.

11.19 Representation. Buyer agrees, on its own behalf and on behalf of each of its respective directors, officers, managers, employees and Affiliates, that, following the Closing, Kirkland & Ellis LLP (“Kirkland”) may serve as counsel to the Sellers and their controlling Affiliates in connection with any matters related to this Agreement and the contemplated Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the contemplated Transactions notwithstanding any representation by Kirkland prior to the Closing Date of Blocker and the Company and its Subsidiaries. Buyer, Blocker and the Company and its Subsidiaries hereby (a) waive any claim they have or may have that Kirkland has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises either before or after the Closing between Buyer and any of the Sellers or Sellers’ controlling Affiliates related to this Agreement and the contemplated Transactions, Kirkland may represent the Sellers and their controlling Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer, Blocker or the Company and its Subsidiaries and even though Kirkland may have represented Blocker or the Company and its Subsidiaries in a matter substantially related to such dispute. Buyer, Blocker and the Company also further agree that, as to all communications prior to Closing among Kirkland and, the Sellers, Blocker or the Company and its Subsidiaries, that relate in any way to the Transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by Buyer, Blocker or the Company and its Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, Blocker, the Company and its Subsidiaries and a third party other than a party to this Agreement after the Closing, Blocker or the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland to such third party; provided, however, that Blocker or the Company may not waive such privilege without the prior written consent of the Sellers’ Representative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

BUYER:	AMERICOLD REALTY TRUST

	By:	/s/ Fred W. Boehler
	Name:	Fred W. Boehler
	Title:	President and CEO

[Signature Page to Equity Purchase Agreement]

BLOCKER:	BCP VII CHILLER 892/US T-E FEEDER L.P.

Blackstone Management Associates VII NQ L.L.C., its general partner

By: BMA VII NQ L.L.C., its sole member

	By:	/s/ Seth Meisel
Name: Seth Meisel
Title: Senior Managing Director

BLOCKER SELLER:	BCP VII CHILLER 892/US T-E FEEDER HOLDINGS L.P.

Blackstone Management Associates VII NQ L.L.C., its general partner

By: BMA VII NQ L.L.C., its sole member

	By:	/s/ Seth Meisel
Name: Seth Meisel
Title: Senior Managing Director

[Signature Page to Equity Purchase Agreement]

COMPANY:	CHILLER HOLDCO, LLC

	By:	/s/ Daniel F. Kaplan
Name: Daniel F. Kaplan
Title: Chief Executive Officer

HOLDCO SELLERS:	CHILLER FOUNDER, LLC

	By:	/s/ Daniel F. Kaplan
Name: Daniel F. Kaplan
Title: Manager

CHILLER MANAGEMENT, LLC

	By:	/s/ Daniel F. Kaplan
Name: Daniel F. Kaplan
Title: Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

HOLDCO SELLERS:	BCP CHILLER AGGREGATOR L.L.C.

BCP VII Holdings Manager- NQ L.L.C., its managing member

By: Blackstone Management Associates VII NQ L.L.C., its managing member

By: BMA NQ L.L.C., its sole member

	By:	/s/ Seth Meisel
Name: Seth Meisel
Title: Senior Managing Director

[Signature Page to Equity Purchase Agreement]

HOLDCO SELLERS:	DANIEL F. KAPLAN REVOCABLE TRUST U/A/D 1/22/86

	By:	/s/ Daniel F. Kaplan
Name: Daniel F. Kaplan
Title: Trustee

DAVID N. KAPLAN REVOCABLE TRUST U/A/D 1/15/93

	By:	/s/ David N. Kaplan
Name: David N. Kaplan
Title: Trustee

WILLIAM R. FEIGES REVOCABLE TRUST U/A/D 12/21/93

	By:	/s/ William R. Feiges
Name: William R. Feiges
Title: Trustee

ADAM J. FEIGES REVOCABLE
TRUST U/A/D 11/12/93

	By:	/s/ Adam J. Feiges
Name: Adam J. Feiges
Title: Trustee

[Signature Page to Equity Purchase Agreement]

HOLDCO SELLERS:

/s/ Philip Hawkins
PHILIP HAWKINS

[Signature Page to Equity Purchase Agreement]

HOLDCO SELLERS:

/s/ Richard Paradise
RICHARD PARADISE

[Signature Page to Equity Purchase Agreement]

Annex A

Accounting Principles

Schedule A

Net Working Capital

Exhibit A

Reorganization

1.	Aggregator distributes Membership Interests and a ratable share of cash from repayment of the ZM Notes to BCP VII in redemption of its interests in Aggregator.

2.	BCP VII distributes the Membership Interests and cash received in Step 1 to Blocker in redemption of Blocker’s interests in BCP VII.

3.	Blocker distributes the cash received from BCP VII to Blocker Seller in redemption of a portion of Blocker Seller’s shares in Blocker.

Exhibit B

Form of Escrow Agreement

Exhibit C

Form of Resignation Letter

Exhibit D

Non-Solicitation Agreement